PRICING SUPPLEMENT No. AxelaTrader ETN-1 To the Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 September 14, 2017

AxelaTrader™ ETNs

Issued by Credit Suisse AG

1,000,000* AxelaTrader™ 3x Long Brent Crude Oil ETNs linked to the S&P GSCI® Brent Crude Oil ER due September 14, 2037 (each a “3x Long ETN” and collectively the “3x Long ETNs”)

1,000,000* AxelaTrader™ 3x Inverse Brent Crude Oil ETNs linked to the S&P GSCI® Brent Crude Oil ER due September 14, 2037 (each a “3x Inverse ETN” and collectively the “3x Inverse ETNs”)

ETNs	Leverage Amount	ETN Type	Exchange Ticker	Bloomberg Indicative Value Ticker	CUSIP	ISIN
3x Long ETNs	3	“Leveraged Long”	UBRT	UBRTIV	22539T258	US22539T2583
3x Inverse ETNs	-3	“Leveraged Inverse”	DBRT	DBRTIV	22539T241	US22539T2419

We are offering two separate exchange traded notes linked to the S&P GSCI® Brent Crude Oil ER (the “ETNs”). As the context may require, this pricing supplement uses the term “ETN” to refer to either (a)(i) the 3x Long ETNs, generally, or (ii) the 3x Inverse ETNs, generally, or (b)(i) a single 3x Long ETN having a stated principal amount of $100 or (ii) a single 3x Inverse ETN having a stated principal amount of $100. As the context may require, this pricing supplement uses the term “ETNs” to refer to either (a)(i) the 3x Long ETNs and the 3x Inverse ETNs, collectively, or (b)(i) a number of 3x Long ETNs each having a stated principal amount of $100 or (ii) a number of 3x Inverse ETNs each having a stated principal amount of $100.

The ETNs are senior medium-term notes of Credit Suisse AG. Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”). Any further issuances of the ETNs will have the same CUSIP number as, and will trade interchangeably with, the respective ETN upon settlement. Any further issuances and sales will increase the outstanding number of the applicable ETNs. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

We intend to list the ETNs on the NYSE Arca under the exchange ticker symbols as set forth in the table above. As long as an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain any listing on NYSE Arca or on any other exchange or quotation system. Under certain circumstances, the ETNs may be subject to delisting by the NYSE Arca. We do not intend to list the ETNs on any other exchange.

The ETNs are not intended to be “buy and hold” investments. Instead, the ETNs are intended to be daily trading tools for traders and similarly sophisticated investors to express short-term market views and manage daily trading risks. The ETNs are designed to achieve their stated investment objectives on a daily basis, and, therefore, their performance over different periods of time can differ significantly from their stated daily objectives. The ETNs are considerably riskier than securities that have intermediate or long-term investment objectives, and may not be suitable for investors who plan to hold them for a period of more than one day. Investors should actively and frequently monitor their investments in the ETNs, on a daily or intraday basis, and any decision to hold the ETNs for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the ETNs for the next one-day period. If you hold the ETNs for more than one day, it is possible that you will suffer significant losses in the ETNs even if the performance of the Index over the time you hold the ETNs is positive, in the case of the 3x Long ETNs, or negative, in the case of the 3x Inverse ETNs. Accordingly, the ETNs should be purchased only by sophisticated investors who understand the Index (as defined below) and the consequences of investing in the ETNs that are designed to provide exposure to three times (3x) or negative three times (-3x), as applicable, the daily performance of the Index.

The ETNs do not provide direct exposure to the spot prices of Brent crude oil. Because the Index is composed of Brent crude oil futures contracts and does not track the spot price of Brent crude oil, the Index and, in turn, the ETNs can be expected to perform very differently from such spot price.

Investing in the ETNs involves significant risks. See “Risk Factors” beginning on page PS-7 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of ours, is the agent for this offering. We sold to CSSU 250,000 3x Long ETNs and 250,000 3x Inverse ETNs authorized for issuance on the Inception Date and received proceeds equal to 100% of their stated principal amount as of the Inception Date. CSSU may offer and sell the ETNs from time to time as principal to investors and to dealers at a price based on the Indicative Value at the time of sale. At any time we price the sale of the ETNs after the date hereof, we expect to receive proceeds equal to 100% of the Indicative Value of such ETNs at such time, less any commissions paid to CSSU or any other agent. Dealers may in turn offer and sell ETNs to investors at prevailing market prices or at negotiated prices at the time of sale. For any ETN we issue to CSSU on or after the date hereof, CSSU is expected to charge an issuance fee of up to approximately 0.15% times the Closing Indicative Value of such ETNs on the date on which we price such ETNs; provided, however that CSSU may from time to time increase or decrease the issuance fee. In exchange for providing certain services relating to the distribution of the ETNs, CSSU, a member of the Financial Industry Regulatory Authority (“FINRA”), or another FINRA member may receive all or a portion of the Daily Investor Fee described below. In addition, CSSU will charge investors a redemption charge of 0.10% times the Closing Indicative Value on the Early Redemption Valuation Date of any ETN that is redeemed at the investor’s option. CSSU and its affiliates may also profit from expected hedging activity related to these offerings, even if the value of the ETNs declines. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein for more information.

Credit Suisse

* Reflects the number of ETNs offered hereby. We sold 250,000 3x Long ETNs and 250,000 3x Inverse ETN on the Inception Date through CSSU and through one or more dealers purchasing as principal through CSSU for $100 per ETN, which is the stated principal amount per ETN. ETNs may be issued and sold from time to time through CSSU (as defined below) and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Value of the ETNs at that time. Sales of the ETNs will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the issue price to the public of the ETNs we issue and sell after the Inception Date, less any commissions paid to CSSU or any other agent.

If there is a substantial demand for the ETNs, we may issue and sell additional ETNs to CSSU, and CSSU may sell such ETNs to investors and dealers, frequently. However, we and CSSU are under no obligation to issue or sell additional ETNs at any time, and if we and CSSU do issue and sell additional ETNs, we or CSSU may limit or restrict such sales, including by adding conditions on such additional issuances and sales at our sole discretion, and we may stop and subsequently resume selling additional ETNs at any time. For more information, see “Key Terms—Further Issuances” and “Description of the ETNs—Further Issuances” herein.

General

•	We are not obligated to maintain the listing of the ETNs on the NYSE Arca or any other exchange. The ETNs may cease to be listed on the NYSE Arca or any other exchange because they cease to meet the listing requirements of the exchange or because we elect in our sole discretion to discontinue the listing of the ETNs on any exchange. We may elect to discontinue the listing of the ETNs at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the ETNs. If the ETNs cease to be listed on the NYSE Arca or any other exchange, the liquidity of the ETNs is likely to be significantly adversely affected and the ETNs may trade at a significant discount to their Indicative Value.

•	The initial issuance of ETNs priced on September 14, 2017 (the “Inception Date”) and is expected to settle on September 19, 2017 (the “Initial Settlement Date”).

•	The exchange tickers for the 3x Long ETNs and the 3x Inverse ETNs are UBRT and DBRT, respectively. The stated principal amount per ETN for each of the 3x Long ETNs and the 3x Inverse ETNs is $100. After the Inception Date, the ETNs may be sold at a price that is higher or lower than the stated principal amount, based on the Indicative Value of the ETNs at the time of such issuance.

After the Inception Date, information about the price and date of sale to you will be provided in a separate confirmation of sale.

This pricing supplement provides specific terms and conditions in connection with the issuance of each ETN. Prospective investors should read this pricing supplement together with the accompanying prospectus supplement and prospectus for a description of the specific terms and conditions of the ETNs. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

We may from time to time purchase outstanding ETNs in the open market, in connection with early redemptions or in other transactions, and we may use this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with resales of some or all of the purchased ETNs in the secondary market.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch

Index:

The ETNs are linked to the daily performance of the S&P GSCI® Brent Crude Oil ER (the “Index”). The Index is calculated according to the methodology of the S&P GSCI® Index (the “S&P GSCI”) and is composed entirely of ICE Futures Europe (“ICE-Europe”) Brent crude oil futures contracts. Fluctuations in the level of the Index are intended generally to correlate with changes in the price of ICE-Europe Brent crude oil futures contracts.

The Index is determined, composed and calculated by S&P Dow Jones Indices LLC (“S&P” or the “Index Sponsor”). S&P calculates the levels of the Index on each Index Business Day and publishes them on the Bloomberg page specified in the table below. The Index, or any successor index or substitute index to the Index, may be modified, replaced or adjusted, from time to time, as determined by the Calculation Agent (defined below) as set forth below. See “The Index” in this pricing supplement for more information.

ETNs	Index	Index Bloomberg Ticker
3x Long ETNs 3x Inverse ETNs	S&P GSCI® Brent Crude Oil ER	SPGSBRP

The Calculation Agent may modify, replace or adjust the Index under certain circumstances even if the Index Sponsor continues to publish the Index without modification, replacement or adjustment. See “Risk Factors—The Calculation Agent may modify the Index” and “Description of the ETNs—Discontinuation or Modification of an Index” in this pricing supplement for more information.

Payment at Maturity:

If the ETNs have not been previously redeemed or accelerated, on the Maturity Date you will receive, for each ETN, a cash payment per ETN equal to the Closing Indicative Value of such ETN on the final Calculation Date of the Final Valuation Period (such date, the “Final Valuation Date” and such Closing Indicative Value, the “Final Indicative Value”), as calculated by the Indicative Value Calculation Agent. The “Final Valuation Period” is the period of five consecutive Calculation Dates expected to commence on September 2, 2037 and end on September 9, 2037. We refer to the amount of such payment as the “Maturity Redemption Amount.”

The ETNs are intended to be daily trading tools and are not intended to be held to maturity. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

If the Final Indicative Value is zero, the Maturity Redemption Amount will be zero.

Calculation Date:	Any Index Business Day during the Final Valuation Period or the Acceleration Valuation Period, as applicable, on which a Market Disruption Event has not occurred nor is continuing. However, if a Market Disruption Event occurs on or is continuing for five consecutive Index Business Days during the Final Valuation Period or the Acceleration Valuation Period, as applicable, the fifth such Index Business Day shall be deemed to be a Calculation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such fifth Index Business Day, and the Indicative Value Calculation Agent will determine the applicable Closing Indicative Value using an appropriate closing level of the Index on that Index Business Day taking into account the nature and duration of such Market Disruption Event.
Closing Indicative Value:

The Closing Indicative Value for each ETN on the Inception Date is equal to $100. On any Index Business Day following the Inception Date, the Closing Indicative Value for each ETN on such Index Business Day will equal the Non-Valuation Period CIV for such ETN on such Index Business Day.

Notwithstanding the foregoing, the Closing Indicative Value for each ETN on any Calculation Date in the Final Valuation Period or the Acceleration Valuation Period, as applicable, will equal the Valuation Period CIV.

The Closing Indicative Value will never be less than zero. If the Intraday Indicative Value for any ETN is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Index Business Day on which a Market Disruption Event has not occurred nor is continuing, the Closing Indicative Value for such ETN on that day, and all future days, will be zero. The Intraday Indicative Value can equal or be less than zero at any time if the intraday level of the Index at such time has decreased, in the case of the 3x Long ETNs, or increased, in the case of the 3x Inverse ETNs, by approximately 33.33% (or possibly less) from the previous closing level of the Index.

If any ETN undergoes a split or reverse split, the Closing Indicative Value for such ETNs will be adjusted accordingly (see “Description of the ETNs—Split or Reverse Split of the ETNs” in this pricing supplement).

The Closing Indicative Value of each ETN on any Index Business Day is based on the closing level of the Index on that Index Business Day. The closing level of the Index on each Index Business Day is determined based on the daily settlement price of ICE-Europe Brent crude oil futures contracts on such Index Business Day. Although the daily settlement price is typically determined as of 7:30 p.m., London time, there is typically a time lag in the publication of the daily settlement price, and, therefore, the closing level of the Index is typically not published until 3:30 p.m., New York City time. Accordingly, the Closing Indicative Value of each ETN may not be published until after the close of trading for the ETNs on the NYSE Arca, which is 4:00 p.m., New York City time, but will be based on the daily settlement price of ICE-Europe Brent crude oil futures contracts as of 7:30 p.m., London time.

Non-Valuation Period CIV:	The Non-Valuation Period CIV for each ETN on the Inception Date is equal to $100. The Non-Valuation Period CIV for each ETN on any Index Business Day following the Inception Date will equal the product of (a)(i) the Non-Valuation Period CIV for such ETN on the immediately preceding Index Business Day, times (ii) the Daily ETN Performance for such ETN on such Index Business Day, minus (b) the Daily Investor Fee for such ETN on such Index Business Day. The Non-Valuation Period CIV will never be less than zero. If any ETN undergoes a split or reverse split, the Non-Valuation Period CIV for such ETN will be adjusted accordingly (see “Description of the ETNs—Split or Reverse Split of the ETNs” in this pricing supplement).
Valuation Period CIV:	The Valuation Period CIV for each ETN on any Calculation Date in the Final Valuation Period or the Acceleration Valuation Period, as applicable, will equal the product of (a) 1/5, multiplied by (b) the sum of (i) the sum of the Non-Valuation Period CIVs for such ETN on each Calculation Date from, and including, the first Calculation Date in the Final Valuation Period or the Acceleration Valuation Period, as applicable, to, and including, such Calculation Date, plus (ii) the product of (1) the Non-Valuation Period CIV for such ETN on such Calculation Date, times (2) the number of Calculation Dates remaining, if any, in the Final Valuation Period or the Acceleration Valuation Period, as applicable, following such Calculation Date. If any date would have been a Calculation Date during the Final Valuation Period or the Acceleration Valuation Period, as applicable, but for the occurrence or continuation of a Market Disruption Event, then such date will not be a Calculation Date and no Closing Indicative Value will be calculated or published for that day.
Daily ETN Performance:	The Daily ETN Performance for any ETN on any Index Business Day for such ETN will equal (1) one, plus (2) the Daily Accrual for such ETN on such Index Business Day, plus (3) the product of (a) the Daily Index Performance for such ETN on such Index Business Day, times (b) the Leverage Amount for such ETN.
Daily Accrual:

The Daily Accrual represents the rate of interest that could be earned on a notional capital reinvestment at the three-month U.S. Treasury rate as reported on Bloomberg under ticker USB3MTA (or any successor ticker on Bloomberg or any successor service). The Daily Accrual for any ETN on any Index Business Day for such ETN will equal:

Where Tbillst-1 is the three-month U.S. Treasury rate reported on Bloomberg on the prior Index Business Day for such ETN and d is the number of calendar days from, and including, the immediately prior Index Business Day for such ETN to, but excluding, the date of determination.

Daily Index Performance:

The Daily Index Performance for any ETN on any Index Business Day for such ETN will equal (1)(a) the closing level of the Index on such Index Business Day, divided by (b) the closing level of the Index on the immediately preceding Index Business Day for such ETN, minus (2) one.

If a Market Disruption Event (as defined in “Description of the ETNs—Market Disruption Events”) with respect to any ETN occurs, the calculation of the Daily Index Performance will be modified so that the leveraged exposure does not reset until the first Index Business Day for such ETN on which no Market Disruption Event is continuing. If a Market Disruption Event occurs or is continuing with respect to any ETN on any Index Business Day for such ETN (the “date of determination”) or if a Market Disruption Event occurred or was continuing with respect to any ETN on the Index Business Day for such ETN immediately preceding the date of determination, then the Daily Index Performance on the date of determination will equal (1)(a) the closing level of the Index on the date of determination, minus (b) the closing level of the Index on the Index Business Day for such ETN immediately preceding the date of determination, divided by (2)(a) the closing level of the Index on the Index Business Day for such ETN on which no Market Disruption Event occurred or was continuing that most closely precedes the date of determination, plus (b)(i) the Leverage Amount, times (ii)(A) the closing level of the Index on the Index Business Day for such ETN immediately preceding the date of determination, minus (B) the closing level of the Index on the Index Business Day for such ETN on which no Market Disruption Event occurred or was continuing that most closely precedes the date of determination.

Leverage Amount:	The Leverage Amount for each ETN is as follows: 3x Long ETNs: 3 3x Inverse ETNs: -3
Daily Investor Fee:

The Daily Investor Fee for any ETN on any Index Business Day for such ETN will equal the product of (1) the Closing Indicative Value for such ETN on the immediately preceding Index Business Day for such ETN, times (2)(a) the Investor Fee Factor for such ETN, times (b) 1/365, times (c) the number of calendar days from, and including, the immediately prior Index Business Day for such ETN to, but excluding, such Index Business Day.

The Daily Investor Fee reduces the daily return of each ETN. If the level of the Index decreases or does not increase sufficiently in the case of the 3x Long ETNs or if it increases or does not decrease sufficiently in the case of the 3x Inverse ETNs (in each case in addition to the Daily Accrual) to offset the sum of the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge) over the term of the ETNs, you will receive less than the initial investment amount of your ETNs at maturity, upon early redemption or upon acceleration of the ETNs. See “Hypothetical Examples” and “Risk Factors—The daily return of each ETN will be reduced by the Daily Investor Fee” in this pricing supplement for additional information on how the Daily Investor Fee affects the overall value of the ETNs.

Investor Fee Factor:	The Investor Fee Factor for each ETN is as follows: 3x Long ETNs: 1.35% 3x Inverse ETNs: 1.65%
Intraday Indicative Value:

The Intraday Indicative Value for each ETN is designed to approximate the economic value of such ETN at a given time. It is calculated using the same formula as the Closing Indicative Value, except that instead of using the closing level of the Index to calculate the Daily Index Performance at such time, the calculation of the Daily Index Performance is based on the most recent intraday level of the Index at the particular time.

The Intraday Indicative Value for each ETN will be calculated every 15 seconds on each Index Business Day from 9:00 a.m. to 3:30 p.m., New York City time, so long as no Market Disruption Event with respect to such ETN has occurred and is continuing and will be disseminated over the consolidated tape, or other major market data vendor. No Intraday Indicative Value will be calculated at any time at which a Market Disruption Event with respect to an ETN has occurred and is continuing. See “Description of the ETNs—Intraday Indicative Value” in this pricing supplement.

If the Intraday Indicative Value for any ETN is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Index Business Day on which a Market Disruption Event has not occurred nor is continuing, the Closing Indicative Value for such ETN on that day, and all future days, will be zero. The Intraday Indicative Value can equal or be less than zero at any time if the intraday level of the Index at such time has decreased, in the case of the 3x Long ETNs, or increased, in the case of the 3x Inverse ETNs, by approximately 33.33% (or possibly less) from the previous closing level of the Index.

The Intraday Indicative Value is a calculated value and is not the same as the trading price of the ETNs and is not a price at which you can buy or sell the ETNs in the secondary market. The Intraday Indicative Value does not take into account the factors that influence the trading price of the ETNs, such as imbalances of supply and demand, lack of liquidity and credit considerations. The actual trading price of the ETNs in the secondary market may vary significantly from their Intraday Indicative Value.
Indicative Value:	The Indicative Value for each ETN is the Intraday Indicative Value or Closing Indicative Value of such ETN, as applicable.
Maturity Date:	The scheduled Maturity Date for each ETN is September 14, 2037. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be the next succeeding Business Day.
Early Redemption:

Subject to your compliance with the conditions and procedures described below, you may submit a request (the “Redemption Notice”) to us on any Business Day through and including September 1, 2037 to have us redeem your ETNs. Notwithstanding the foregoing, we will not accept a Redemption Notice submitted to us on any day after the Business Day immediately preceding the start of the Acceleration Valuation Period.

If you elect to offer the ETNs for redemption, and the requirements for acceptance by us are met, you will receive a cash payment per ETN on the Early Redemption Date equal to the Early Redemption Amount. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Early Redemption Mechanics:

You may exercise your early redemption right by causing your broker or other person with whom you hold the ETNs to deliver a Redemption Notice to the “Redemption Agent” (as defined herein). If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the first immediately following Index Business Day on which a Market Disruption Event has not occurred nor is continuing for the applicable ETN will be the applicable “Early Redemption Valuation Date” for such ETN. Otherwise, the second following Index Business Day on which a Market Disruption Event has not occurred nor is continuing will be the applicable Early Redemption Valuation Date. Notwithstanding the foregoing, if a Market Disruption Event occurs on or is continuing for five consecutive Index Business Days following such first or second Index Business Day, as applicable, on which a Market Disruption Event occurs or is continuing, the fifth such Index Business Day shall be deemed to be the Early Redemption Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such fifth Index Business Day, and the Indicative Value Calculation Agent will determine the applicable Closing Indicative Value using an appropriate closing level of the Index on that Index Business Day taking into account the nature and duration of such Market Disruption Event.

We will not accept a Redemption Notice submitted to us on any day after the Business Day immediately preceding the start of the Acceleration Valuation Period. See “Description of the ETNs—Redemption Procedures” in this pricing supplement.

Because the Early Redemption Amount you will receive for each ETN will not be calculated until the Index Business Day (or the second following Index Business Day) on which a Market Disruption Event has not occurred nor is continuing immediately following the Business Day you offer your ETNs for redemption, you will not know the applicable Early Redemption Amount at the time you exercise your early redemption right by submitting your Redemption Notice, and will bear the risk that your ETNs will decline in value between such time and the time at which the Early Redemption Amount is determined.

In order to exercise your right to cause us to redeem any ETNs on any Early Redemption Date, you must offer for redemption 25,000 such ETNs, or integral multiples in excess thereof at one time (the “Minimum Redemption Amount”), except that we or Credit Suisse International (“CSI”), the Calculation Agent, may, from time to time reduce, in part or in whole, the Minimum Redemption Amount. Any such reduction will be applied on a consistent basis for all holders of the relevant ETN at the time the reduction becomes effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will remain the same.

Early Redemption Date:	The second Business Day following an Early Redemption Valuation Date.
Early Redemption Amount:	A cash payment per ETN equal to the greater of (A) zero and (B)(1) the Closing Indicative Value for such ETN on the Early Redemption Valuation Date, minus (2) the Early Redemption Charge.
Early Redemption Charge:	The Early Redemption Charge for any ETN will equal 0.10% times the Closing Indicative Value for such ETN on the Early Redemption Valuation Date.
Redemption Agent:	CSSU
Acceleration at Our Option:	On or after the Initial Settlement Date, we may, at our option, accelerate any ETN in whole but not in part (an “Optional Acceleration”). To exercise our right of Optional Acceleration, we must provide notice to the holders of the relevant ETN (the “Optional Acceleration Notice”) not less than ten (10) calendar days prior to the Acceleration Date specified in the Optional Acceleration Notice. You will receive a cash payment equal to the Acceleration Redemption Amount on the Acceleration Date.
Acceleration Redemption Amount:

Upon an Optional Acceleration, you will receive a cash payment on the Acceleration Date equal to the Closing Indicative Value for such ETN on the Acceleration Valuation Date. We refer to this amount as the “Acceleration Redemption Amount.”

Any payment on the ETNs is subject to our ability to pay our obligations as they become due.
Acceleration Date:	The third Business Day following the Acceleration Valuation Date.
Acceleration Valuation Date:	The final Calculation Date of the Acceleration Valuation Period. The expected Acceleration Valuation Date will be specified in the Optional Acceleration Notice; provided that if the scheduled Acceleration Valuation Date as specified in the Optional Acceleration Notice is postponed, the Acceleration Date will be postponed to the third Business Day following the Acceleration Valuation Date as postponed.
Acceleration Valuation Period:

A period of five consecutive Calculation Dates for such ETN, the expected dates of which will be specified in our Optional Acceleration Notice, the first Calculation Date of which shall be no earlier than the date on which we give you notice of such Optional Acceleration.

We will give you notice of Optional Acceleration through customary channels used to deliver notices to holders of exchange traded notes.

Business Day:	Any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York.
Index Business Day:	An Index Business Day for any ETN is a day on which (i) trading is generally conducted on the primary exchange on which futures contracts included in the Index for such ETN are traded, as determined by the Calculation Agent, which is initially ICE Futures Europe (the “Primary Exchange”), (ii) the Index is scheduled to be published by the Index Sponsor and (iii) trading is generally conducted on NYSE Arca, in each case as determined by the Calculation Agent.
Calculation Agent:	CSI. See “Description of the ETNs—Role of Calculation Agent and Indicative Value Calculation Agent” in this pricing supplement.
Indicative Value Calculation Agent:	We have appointed ICE Data Indices to calculate the Closing Indicative Value and the Intraday Indicative Value of the ETNs. See “Description of the ETNs—Role of Calculation Agent and Indicative Value Calculation Agent” in this pricing supplement.
Further Issuances:

We and CSSU are under no obligation to issue or sell additional ETNs at any time, and if we and CSSU do issue and sell additional ETNs, we or CSSU may limit or restrict such sales, including by adding conditions on such additional issuances and sales at our sole discretion, and we may stop and subsequently resume selling additional ETNs at any time. Furthermore, the number of each ETN stated at the top left of the cover page of this pricing supplement is the maximum number of each ETN that we have currently authorized for issuance. We have no obligation to issue either ETN up to its maximum authorized number and may also reduce the maximum authorized number of each ETN at any time. Additionally, although we have the right to increase the authorized number of either ETN at any time, we have no obligation to do so, regardless of market demand for additional ETNs.

Any limitation or suspension on the issuance or sale of the ETNs by us or CSSU may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their Intraday Indicative Values. Any such premium may be reduced or eliminated at any time. Investors are cautioned that paying a premium over the Intraday Indicative Value at any time could lead to significant losses in the event the investor sells the ETNs in the secondary market at a time when such premium has declined or is no longer present in such market. Paying a premium over the Intraday Indicative Value could also lead to significant losses if the ETNs are redeemed by us at maturity or upon an early redemption or an acceleration at our option. In such cases, you will receive a cash payment based on the Closing Indicative Value on the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, less the Early Redemption Charge, if applicable. Investors should consult their advisors before purchasing the ETNs, especially before purchasing ETNs in the secondary market that are trading at a premium to their Intraday Indicative Value.

Any limitation or suspension on the issuance of the ETNs and any delisting of the ETNs will not affect the early redemption right of holders as described herein or other ETNs issued by us. However, an investor will not be able to exercise that right unless the investor complies with the conditions and procedures described in “Early Redemption” above.

TABLE OF CONTENTS

HYPOTHETICAL EXAMPLES	PS-2
RISK FACTORS	PS-7
THE INDEX	PS-26
LICENSE AGREEMENT	PS-33
DESCRIPTION OF THE ETNs	PS-34
CLEARANCE AND SETTLEMENT	PS-42
SUPPLEMENTAL USE OF PROCEEDS AND HEDGING	PS-42
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	PS-43
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	PS-47
ERISA CONSIDERATIONS	PS-48
LEGAL MATTERS	PS-50

You should read this pricing supplement together with the accompanying prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these ETNs are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement and Prospectus dated June 30, 2017

http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092.

This pricing supplement, together with the documents listed above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the ETNs involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs. You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these ETNs. The information in this document may only be accurate on the date of this document.

The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the ETNs in some jurisdictions may be restricted by law. If you possess this pricing supplement, you should find out about and observe these restrictions.

In this pricing supplement and the accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “Credit Suisse,” the “Company,” “we,” “us” and “our” are to Credit Suisse AG, acting through its Nassau Branch, and references to “dollars” and “$” are to United States dollars.

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HYPOTHETICAL EXAMPLES

The four examples below are designed to illustrate how the Closing Indicative Values of the ETNs change over a short period of time. Each example includes hypothetical daily fluctuations in the closing level of the Index over a period of four Index Business Days, as well as the impact of fees and the three-month U.S. Treasury rate over such period. Many other factors may affect the value of the ETNs, and these examples and the assumptions relied upon therein are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results, but rather are intended merely to illustrate a few of the potential possible Closing Indicative Values for the ETNs over a period of four Index Business Days.

By choosing to show changes over four Index Business Days, we are not suggesting that four Index Business Days is an appropriate period of time to hold the ETNs. Rather, we are showing changes over four Index Business Days to illustrate how the performance of the ETNs, as measured by the Closing Indicative Value, is affected by the degree of daily fluctuations in the closing level of the Index to illustrate the risks of holding the ETNs for more than one Index Business Day. Changes in the performance of the ETNs as measured by Intraday Indicative Value would yield different and possibly worse results. As described elsewhere in this pricing supplement, the ETNs are intended to be daily trading tools for traders and similarly sophisticated investors to express short-term market views and manage daily trading risks.

In each of the examples below, the closing level of the Index at the end of the four Index Business Day period (the “Four-day Period”) is the same as that at the beginning of such period (i.e., the starting and ending closing levels of the Index are the same). We are showing examples in this manner to illustrate how the degree of daily fluctuations in the closing level of the Index impacts the Closing Indicative Values of the ETNs and the returns thereon, and that investment losses are possible regardless of the performance of the Index. It is important to note that if the Index were to move in an adverse direction (down in the case of the 3x Long ETNs, or up in the case of the 3x Inverse ETNs) over the relevant time period, the return on the ETNs would be even lower than that shown in the examples below.

The examples below are based on a hypothetical closing level of the Index of 100 and a hypothetical Closing Indicative Value of $100 at the beginning of the hypothetical Four-day Period. Examples based on a purchase at Intraday Indicative Value instead of Closing Indicative Value would yield different and possibly lower returns.

The examples assume a constant three-month U.S. Treasury rate of 1.00% and a Daily Investor Fee based on each ETNs’ actual Investor Fee Factor. For the sake of simplicity, the examples below do not consider early redemption or our exercising our right of acceleration. Although your payment upon an early redemption or acceleration would be based on the Closing Indicative Value for the applicable ETNs, your payment upon an early redemption would also be subject to the Early Redemption Charge. The figures in these examples have been rounded for convenience.

Example 1. The closing level of the Index fluctuates by one per day (approximately 1% per day)

In this example, the Index fluctuates by one per day (approximately 1% per day) over the Four-day Period. The first table below illustrates the effects of these changes on the 3x Long ETNs, and the second illustrates the effects of these changes on the 3x Inverse ETNs.

3x Long ETNs

Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	101.00	$0.000028	1.00%	103.00%	$0.003699	$102.9991	1.00%	3.00%
2	100.00	$0.000028	-0.99%	97.03%	$0.003810	$99.9388	0.00%	-0.06%
3	99.00	$0.000028	-1.00%	97.00%	$0.003696	$96.9397	-1.00%	-3.06%
4	100.00	$0.000028	1.01%	103.03%	$0.003585	$99.8764	0.00%	-0.12%

						Total Return	0.00%	-0.12%

3x Inverse ETNs

3x Inverse ETNs
Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	101.00	$0.000028	1.00%	97.00%	$0.004521	$96.9983	1.00%	-3.00%
2	100.00	$0.000028	-0.99%	102.97%	$0.004385	$99.8777	0.00%	-0.12%
3	99.00	$0.000028	-1.00%	103.00%	$0.004515	$102.8723	-1.00%	2.87%
4	100.00	$0.000028	1.01%	96.97%	$0.004650	$99.7532	0.00%	-0.25%

						Total Return	0.00%	-0.25%

In this example, although the closing level of the Index fluctuated within a narrow range around the initial level and ended the hypothetical Four-day Period at the same level at which it started, the 3x Long ETNs lost 0.12% and the 3x Inverse ETNs lost 0.25%.

Example 2. The closing level of the Index fluctuates by two per day (approximately 2% per day)

In this example, the Index fluctuates by two per day (approximately 2% per day) over the Four-day Period. The first table below illustrates the effects of these changes on the 3x Long ETNs, and the second illustrates the effects of these changes on the 3x Inverse ETNs.

3x Long ETNs

Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	102.00	$0.000028	2.00%	106.00%	$0.003699	$105.9991	2.00%	6.00%
2	100.00	$0.000028	-1.96%	94.12%	$0.003921	$99.7629	0.00%	-0.24%
3	98.00	$0.000028	-2.00%	94.00%	$0.003690	$93.7762	-2.00%	-6.22%
4	100.00	$0.000028	2.04%	106.13%	$0.003468	$99.5167	0.00%	-0.48%

						Total Return	0.00%	-0.48%

3x Inverse ETNs

Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	102.00	$0.000028	2.00%	94.00%	$0.004521	$93.9983	2.00%	-6.00%
2	100.00	$0.000028	-1.96%	105.89%	$0.004249	$99.5259	0.00%	-0.47%
3	98.00	$0.000028	-2.00%	106.00%	$0.004499	$105.4958	-2.00%	5.50%
4	100.00	$0.000028	2.04%	93.88%	$0.004769	$99.0350	0.00%	-0.96%

						Total Return	0.00%	-0.96%

In this example, the closing level of the Index experienced greater fluctuations around the initial level than in Example 1. And despite the fact that the closing level of the Index ended the hypothetical Four-day Period at the same level at which it started, the 3x Long ETNs lost 0.48% and the 3x Inverse ETNs lost 0.96%.

Example 3. The closing level of the Index fluctuates by five per day (approximately 5% per day)

In this example, the Index fluctuates by five per day (approximately 5% per day) over the Four-day Period. The first table below illustrates the effects of these changes on the 3x Long ETNs, and the second illustrates the effects of these changes on the 3x Inverse ETNs.

3x Long ETNs

Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	105.00	$0.000028	5.00%	115.00%	$0.003699	$114.9991	5.00%	15.00%
2	100.00	$0.000028	-4.76%	85.72%	$0.004253	$98.5696	0.00%	-1.43%
3	95.00	$0.000028	-5.00%	85.00%	$0.003646	$83.7832	-5.00%	-16.22%
4	100.00	$0.000028	5.26%	115.79%	$0.003099	$97.0114	0.00%	-2.99%

						Total Return	0.00%	-2.99%

3x Inverse ETNs

Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	105.00	$0.000028	5.00%	85.00%	$0.004521	$84.9983	5.00%	-15.00%
2	100.00	$0.000028	-4.76%	114.29%	$0.003842	$97.1394	0.00%	-2.86%
3	95.00	$0.000028	-5.00%	115.00%	$0.004391	$111.7086	-5.00%	11.71%
4	100.00	$0.000028	5.26%	84.21%	$0.005050	$94.0685	0.00%	-5.93%

						Total Return	0.00%	-5.93%

In this example, the closing level of the Index experienced even greater fluctuations around the initial level than in Examples 1 and 2. And despite the fact that the closing level of the Index ended the hypothetical Four-day Period at the same level at which it started, the 3x Long ETNs lost 2.99% and the 3x Inverse ETNs lost 5.93%.

Example 4. The closing level of the Index fluctuates by ten per day (approximately 10% per day)

In this example, the Index fluctuates by ten per day (approximately 10% per day) over the Four-day Period. The first table below illustrates the effects of these changes on the 3x Long ETNs, and the second illustrates the effects of these changes on the 3x Inverse ETNs.

3x Long ETNs

Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	110.00	$0.000028	10.00%	130.00%	$0.003699	$129.9991	10.00%	30.00%
2	100.00	$0.000028	-9.09%	72.73%	$0.004808	$94.5436	0.00%	-5.46%
3	90.00	$0.000028	-10.00%	70.00%	$0.003497	$66.1796	-10.00%	-33.82%
4	100.00	$0.000028	11.11%	133.34%	$0.002448	$88.2389	0.00%	-11.76%

						Total Return	0.00%	-11.76%

3x Inverse ETNs

Index Business Day	Closing Level of the Index	Daily Accrual	Daily Index Performance	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value (CIV)	Return of Index from Day 0	Return of CIV from Day 0
0	100.00					$100.0000
1	110.00	$0.000028	10.00%	70.00%	$0.004521	$69.9983	10.00%	-30.00%
2	100.00	$0.000028	-9.09%	127.28%	$0.003164	$89.0875	0.00%	-10.91%
3	90.00	$0.000028	-10.00%	130.00%	$0.004027	$115.8122	-10.00%	15.81%
4	100.00	$0.000028	11.11%	66.67%	$0.005235	$77.2061	0.00%	-22.79%

						Total Return	0.00%	-22.79%

In this example, the closing level of the Index experienced significant fluctuations around the initial level (greater than those in Examples 1, 2 and 3). And despite the fact that the closing level of the Index ended the hypothetical Four-day Period at the same level at which it started, the 3x Long ETNs lost 11.76% and the 3x Inverse ETNs lost 22.79%.

Any rate of return you may earn on an investment in the ETNs may be lower than that which you could earn on a comparable investment in the futures contracts included in the Index. The examples above assume no Market Disruption Event occurs. Also, the hypothetical rates of return shown above do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the ETNs, tax liabilities could affect the after-tax rate of return on the ETNs to a comparatively greater extent than the after-tax return on the futures contracts included in the Index.

The prices of the futures contracts included in the Index have been highly volatile in the past and the performance of the Index cannot be predicted for any future period. The actual performances of the Index over any period, as well as the amount payable on any Early Redemption Date, the Acceleration Date or the Maturity Date, as applicable, may bear little relation to the hypothetical return examples set forth above or to the historical closing levels of the Index set forth elsewhere in this pricing supplement. The examples shown above highlight some of the most significant factors that may affect the return on the ETNs. No single example can easily capture all the possible influences on the value of the ETNs, and each example is a simplified hypothetical example intended purely to illustrate the effect of various key factors that can influence the value of the ETNs.

Any payment is subject to our ability to pay our obligations as they become due.

The actual annualized index return from January 2, 2008 to September 11, 2017 was -12.22%.

The figures set forth in the examples above are for purposes of illustration only and are not actual historical results. For information related to historical performance of the Index, see “The Index” below.

RISK FACTORS

An investment in the ETNs is significantly riskier than an investment in conventional debt securities. This section describes the most significant risks relating to an investment in the ETNs. You should read the following information about these risks, together with the other information in or incorporated by reference into this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the ETNs.

The ETNs do not pay interest or guarantee any return of your initial investment and you may lose all or a significant part of your investment in the ETNs

The terms of the ETNs differ from those of ordinary debt securities in that the ETNs neither pay interest nor guarantee payment of the stated principal amount per ETN at maturity or upon redemption or acceleration, and you may incur a loss of your initial investment. Because the payment due at maturity or upon redemption or acceleration may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative. Even if it is positive, your return on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The Early Redemption Amount, Acceleration Redemption Amount and Maturity Redemption Amount, as applicable (each, a “Redemption Amount”), will each depend on the change in the level of the Index. You may lose all or a significant amount of your investment in the ETNs if the level of the Index decreases or does not increase sufficiently (in the case of the 3x Long ETNs) or increases or does not decrease sufficiently (in the case of the 3x Inverse ETNs). Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

The ETNs will magnify any adverse movements in the closing level of the Index by three times and, therefore, are highly speculative and highly risky

The ETNs are linked to the daily performance of the Index. For every 1% adverse movement in the daily performance of the Index (i.e., a 1% decrease in the case of the 3x Long ETNs or a 1% increase in the case of the 3x Inverse ETNs), the Closing Indicative Value of the ETNs will decline by 3% (or even more if the Daily Investor Fee exceeds the Daily Accrual). For example, if the Index moves by 3.33% in an adverse direction, the ETNs will lose at least 10% of their value, and if the Index moves by 33.33% (or possibly less) in an adverse direction, the ETNs will lose all of their value, all within a one-day period. Accordingly, the ETNs are highly speculative and highly risky and are suitable only for sophisticated investors who understand and can bear the risks associated with three times magnified losses resulting from adverse movements in the daily performance of the Index.

The ETNs are not suitable for investors with an investment term of more than a single day

The ETNs are not intended to be “buy and hold” investments. The ETNs are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the Index and the Closing Indicative Value of the ETNs will begin to break down as the length of an investor’s holding period increases. The ETNs are not intermediate- or long-term substitutes for long and/or short positions in the futures contracts underlying the Index.

Investors should carefully consider whether the ETNs are appropriate for their investment portfolio. As discussed above, because the ETNs are meant to provide leveraged long or leveraged inverse exposure, as applicable, to changes in the daily closing level of the Index, their performance over days, months or years can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the 3x Long ETNs even if the long-term performance of the Index is positive. It is possible for the level of the Index to increase over time while the market value of the 3x Long ETNs declines over time. In addition, it is possible that you will suffer significant losses in the 3x Inverse ETNs even if the long-term performance of the Index is negative. It is possible for the level of the Index to decrease over time while the market value of the 3x Inverse ETNs declines over time. You should proceed with extreme caution in considering an investment in the ETNs.

The ETNs seek to provide a leveraged long or leveraged inverse return, as applicable, based on the daily performance of the Index (as adjusted for fees). The ETNs do not attempt to, and should not be expected to, provide returns that reflect 3-to-1 positive or inverse leverage on the return of the Index for periods longer than a single day. The ETNs rebalance their theoretical exposure on a daily basis, increasing exposure in response to that day’s gains or reducing exposure in response to that day’s losses.

The daily resetting of each ETN’s leveraged exposure to the Index is likely to cause each ETN to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the Index. The “decay” effect refers to a likely tendency of the ETNs to lose value over time. As a result of this decay effect, it is nearly certain (absent reverse splits) that the value of each ETN will have declined to near zero by the Maturity Date of the ETNs, and likely significantly sooner. As the Maturity Redemption Amount and Acceleration Redemption Amount are determined over a period of five consecutive Calculation Dates (the Final Valuation Period and the Acceleration Valuation Period, respectively), investors who hold the ETNs to maturity or who are subject to acceleration of the ETNs at our option will be subject to the decay effect for those five consecutive Calculation Dates. For an illustration of how the decay effect works, please refer to “Hypothetical Examples” in this pricing supplement.

The ETNs are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the Index appreciates (in the case of the 3x Long ETNs) or depreciates (in the case of the 3x Inverse ETNs) over the relevant time period. Although the decay effect is more likely to manifest itself the longer the ETNs are held, the decay effect can have a significant impact on ETN performance even over a period as short as two days. See “Hypothetical Examples” above for hypothetical illustrations of the decay effect on the ETNs.

The ETNs should be purchased only by knowledgeable investors who understand the potential consequences of an investment linked to the Index and of seeking daily compounding leveraged long or leveraged inverse investment results, as applicable. The ETNs may not be appropriate for investors who intend to hold positions in an attempt to generate returns over periods different than one day. Any decision to hold the ETNs for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the ETNs for the next one-day period.

Despite the title of the ETNs, the leveraged exposure of the ETNs will differ from three times if you purchase them intraday

If you purchase any ETNs at a price other than the most recent Closing Indicative Value, the effective amount of leverage provided by those ETNs from the time of purchase until the next determination of the Closing Indicative Value will differ from the three times or negative three times leverage ratio targeted by the ETNs. In general, if you buy the ETNs at a price that is higher than the most recent Closing Indicative Value, the effective leverage will be less than three times (in absolute value terms, in the case of the 3x Inverse ETNs), and if you buy the ETNs at a price that is lower than the most recent Closing Indicative Value, the effective leverage will be greater than three times (in absolute value terms, in the case of the 3x Inverse ETNs). The greater the deviation of your purchase price from the most recent Closing Indicative Value, the greater the deviation from three times or negative three times leverage, as applicable. Because the ETNs are intended to be daily trading products, it is expected that investors will buy the ETNs intraday at a price that differs from the most recent Closing Indicative Value, and it is therefore expected that investors will have effective leverage that differs from three times.

The table below illustrates what the effective amount of leverage provided by the ETNs would be, as measured from the intraday Index level at the time of purchase to the closing level of the Index used to determine the next Closing Indicative Value, for a range of hypothetical changes in the intraday level of the Index from its prior closing level at the time of purchase. The table below is based on a hypothetical Closing Indicative Value on the prior Index Business Day of $100.00 and a hypothetical closing level of the Index on the prior Index Business Day of 100.00. For simplicity, the table disregards the effect of the Daily Accrual and the Daily Investor Fee and assumes that the price at which the ETNs can be purchased in the market is equal to their Intraday Indicative Value. If the ETNs were not purchased at their Intraday Indicative Value, or if the Daily Accrual and the Daily Investor Fee were taken into account, the effective leverage indicated below would be different.

Furthermore, the table below assumes that the intraday purchase is made prior to 7:30 p.m., London time. As discussed elsewhere in this pricing supplement, the Intraday Indicative Value from 7:30 p.m., London time, to the close of trading on the NYSE Arca will not reflect the reset of leveraged exposure that occurs based on the determination of the daily settlement price of ICE-Europe Brent crude oil futures contracts at 7:30 p.m., London time, and will not reflect trading that occurs throughout that full time period. Accordingly, the effective leverage amounts indicated below would not be accurate from 7:30 p.m., London time, to the close of trading on the NYSE Arca.

Column A of the table below sets forth various hypothetical intraday levels of the Index at the time of the intraday purchase of the ETNs. Column B indicates the percentage change represented by the corresponding intraday level in Column A from the hypothetical closing level of the Index of 100.00 on the prior Index Business Day. Column C indicates the hypothetical intraday purchase price of the 3x Inverse ETNs based on the corresponding hypothetical intraday Index level in Column A; Column F indicates the same for the 3x Long ETNs. Column D indicates the hypothetical exposure to ICE-Europe Brent crude oil futures contracts represented by the 3x Inverse ETNs based on the hypothetical intraday Index level in Column A; Column G indicates the same for the 3x Long ETNs. The “exposure” of the ETNs indicated in Columns D and G represents the notional value of the ICE-Europe Brent crude oil futures contract(s) corresponding to a single ETN at the time of intraday purchase (a positive value for the 3x Long ETNs, and a negative value for the 3x Inverse ETNs).

A:	B:	C:	D:	E:	F:	G:	H:
Intraday Level of the Index	% Change in the Level of the Index	Hypothetical Price of 3x Inverse ETNs	Hypothetical Notional Exposure of 3x Inverse ETNs	Effective Leverage Amount of 3x Inverse ETNs	Hypothetical Price of 3x Long ETNs	Hypothetical Notional Exposure of 3x Long ETNs	Effective Leverage Amount of 3x Long ETNs
		C=$100*(1-3*B)	D=$100*(1+B)*-3	E=D/C	E=$100*(1+3*B)	G=$100*(1+B)*3	E=G/F
120	20%	$40.00	-$360.00	-9.00	$160.00	$360.00	2.25
115	15%	$55.00	-$345.00	-6.27	$145.00	$345.00	2.38
110	10%	$70.00	-$330.00	-4.71	$130.00	$330.00	2.54
105	5%	$85.00	-$315.00	-3.71	$115.00	$315.00	2.74
104	4%	$88.00	-$312.00	-3.55	$112.00	$312.00	2.79
103	3%	$91.00	-$309.00	-3.40	$109.00	$309.00	2.83
102	2%	$94.00	-$306.00	-3.26	$106.00	$306.00	2.89
101	1%	$97.00	-$303.00	-3.12	$103.00	$303.00	2.94
100	0%	$100.00	-$300.00	-3.00	$100.00	$300.00	3.00
99	-1%	$103.00	-$297.00	-2.88	$97.00	$297.00	3.06
98	-2%	$106.00	-$294.00	-2.77	$94.00	$294.00	3.13
97	-3%	$109.00	-$291.00	-2.67	$91.00	$291.00	3.20
96	-4%	$112.00	-$288.00	-2.57	$88.00	$288.00	3.27
95	-5%	$115.00	-$285.00	-2.48	$85.00	$285.00	3.35
85	-15%	$145.00	-$255.00	-1.76	$55.00	$255.00	4.64
80	-20%	$160.00	-$240.00	-1.50	$40.00	$240.00	6.00

The above table shows that if the intraday Index level increases during the Index Business Day for an ETN, your effective leverage (a) increases (in absolute value terms) from three times leveraged inverse for the 3x Inverse ETNs and (b) decreases from three times leveraged long for the 3x Long ETNs. For example, if the intraday Index level increases by 20%, your effective leverage (a) increases (in absolute value terms) from -3 to -9 for the 3x Inverse ETNs and (b) decreases from 3 to 2.25 for the 3x Long ETNs.

The above table also shows that if the intraday Index level decreases since the last determination of the Closing Indicative Value for an ETN, your effective leverage (a) decreases (in absolute value terms) from three times leveraged inverse for the 3x Inverse ETNs and (b) increases from three times leveraged long for the 3x Long ETNs. For example, if the intraday Index level decreases by 20%, your effective leverage (a) decreases (in absolute value terms) from -3 to -1.5 for the 3x Inverse ETNs and (b) increases from 3 to 6 for the 3x Long ETNs.

As used above, the term “effective leverage” refers to the ratio between the percentage change in the Indicative Value of the ETNs (from the price you pay for them to the next Closing Indicative Value) and the percentage change in the level of the Index (from the intraday Index level at the time you buy the ETNs to the next closing level of the Index). For example, assume you purchased the 3x Long ETNs above at a time when the intraday Index level is 95.00, for a price of $85 per ETN, which is less than the most recent Closing Indicative Value of $100.00. If the next closing level of the Index is 85.50 (a 10% decline from the intraday Index level of 95.00 at the time of purchase), the next Closing Indicative Value would be $56.525, which is approximately 33.50% less than the $85 price you paid for them. In this example, the decline in value of the ETNs is approximately 3.35 times greater than the 10% decline in the level of the Index, for effective leverage of approximately 3.35. As this example illustrates, if you buy the ETNs at an intraday purchase price that is less than the most recent Closing Indicative Value, your effective leverage will be greater than three times. Now assume you had instead purchased the 3x Inverse ETNs at a time when the intraday Index level is 95.00, for a purchase price of $115.00, which is greater than the most recent Closing Indicative Value of $100.00. If the next closing level of the Index is 85.50 (a 10% decline from the intraday Index level of 95.00 at the time of purchase), the next Closing Indicative Value would be $143.52, which is approximately 24.8% greater than the $115.00 price you paid for them. In this example, the increase in value of the ETNs is approximately 2.48 times greater than the decline in the level of the Index, for effective leverage of approximately -2.48. As this example illustrates, if you buy the ETNs at an intraday purchase price that is greater than the most recent Closing Indicative Value, your effective leverage will be less than three times.

The ETNs are subject to the credit risk of Credit Suisse

Although the return on the ETNs will be based on the performance of the Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.

The ETNs may not be a suitable investment for you

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed on a 3x leveraged basis to fluctuations in the price of ICE-Europe Brent crude oil futures contracts in general and in the level of the Index in particular.

•	You seek a certain return of your initial investment.

•	You seek an investment with a longer investment objective than one day.

•	You are not willing to actively and frequently monitor your investment in the ETNs on a daily or intraday basis.

•	You believe the level of the Index will decrease (if you invest in the 3x Long ETNs) or increase (if you invest in the 3x Inverse ETNs) or will not increase (if you invest in the 3x Long ETNs) or decrease (if you invest in the 3x Inverse ETNs) by an amount, and at a time or times, sufficient to offset the sum of the Daily Investor Fee (and, if applicable, the Early Redemption Charge and the issuance fee) over your intended holding period of the ETNs and to provide you with a satisfactory return on your investment during the time you hold the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You prefer a direct investment that tracks the spot price of Brent crude oil or buying or holding Brent crude oil rather than exposure to the futures contracts composing the Index tracked by the ETNs.

•	You are not a sophisticated investor or you seek an investment for purposes other than expressing short-term market views or managing daily trading risks.

•	You do not want to pay the Daily Investor Fee, the Early Redemption Charge or the issuance fee, which are charged on the ETNs and will reduce your return (or increase your loss, as applicable) on your investment.

If the Closing Indicative Value for any ETN increases from one day to the next, any subsequent adverse daily performance of the Index will result in a larger decrease in such Closing Indicative Value than if the current respective Closing Indicative Value had remained constant

If the Closing Indicative Value for any ETN increases from one day to the next, the amount of decrease of such Closing Indicative Value resulting from a subsequent adverse daily performance of the Index will increase correspondingly. This is because the next applicable Daily ETN Performance will be applied to a greater Closing Indicative Value. As such, the amount of decrease from any adverse daily performance of the Index will be more than if the Closing Indicative Value were maintained constant. This means that if the Closing Indicative Value for any ETN increases from one day to the next as a result of the level of the Index increasing, in the case of the 3x Long ETNs, or decreasing, in the case of the 3x Inverse ETNs, by a certain percentage, it will take a smaller percentage decrease, in the case of the 3x Long ETNs, or increase, in the case of the 3x Inverse ETNs, in the level of the Index to decrease such Closing Indicative Value (and subsequently the value of your investment) to its value prior to such increase. If you invest in the 3x Long ETNs or the 3x Inverse ETNs and the Closing Indicative Value for such ETN increases from one day to the next, you will lose more than 3% of its value before such increase for each 1% of adverse daily performance of the Index.

If the Closing Indicative Value for any ETN decreases from one day to the next, any subsequent beneficial daily performance of the Index will result in a smaller increase in such Closing Indicative Value than if the current Closing Indicative Value had remained constant

If the Closing Indicative Value for any ETN decreases from one day to the next, the amount of increase of such Closing Indicative Value resulting from a subsequent beneficial daily performance of the Index will decrease correspondingly. This is because the next applicable Daily ETN Performance will be applied to a lesser Closing Indicative Value. As such, the amount of increase from any beneficial daily performance of the Index will be less than if the Closing Indicative Value were maintained constant. This means that if the Closing Indicative Value for any ETN decreases from one day to the next as a result of the level of the Index decreasing, in the case of the 3x Long ETNs, or increasing, in the case of the 3x Inverse ETNs, by a certain percentage, it will take a larger percentage increase, in the case of the 3x Long ETNs, or decrease, in the case of the 3x Inverse ETNs, in the level of the Index to increase such Closing Indicative Value (and subsequently the value of your investment) to its value prior to such decrease. If you invest in the 3x Long ETNs or the 3x Inverse ETNs and the Closing Indicative Value for such ETN decreases from one day to the next, you will gain less than 3% of its value before such decrease for each 1% of beneficial daily performance of the Index.

If the Intraday Indicative Value is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Index Business Day on which a Market Disruption Event has not occurred nor is continuing, you will lose your investment

If the Intraday Indicative Value for any ETN is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Index Business Day on which a Market Disruption Event has not occurred nor is continuing, the Closing Indicative Value for such ETN on that day, and all future days, will be zero. The Intraday Indicative Value can equal or be less than zero at any time if the intraday level of the Index at such time has decreased, in the case of the 3x Long ETNs, or increased, in the case of the 3x Inverse ETNs, by approximately

33.33% (or possibly less) from the previous closing level of the Index. Under these circumstances, you will lose all of your investment in such ETNs.

If a Market Disruption Event occurs, the Calculation Agent may be required to exercise discretion in making certain important determinations, and any determination it makes may be adverse to you

From time to time, the commodity futures contracts markets may be subject to trading disruptions, such as trading halts, trading at limit prices and the failure to publish trading prices, that may result in the occurrence of a Market Disruption Event under the terms of the ETNs. The Calculation Agent will have discretion to determine whether any event constitutes a Market Disruption Event under the terms of the ETNs. In addition, at any time when a Market Disruption Event occurs, the Calculation Agent will have discretion to calculate an appropriate level of the Index to use for purposes of calculating the Closing Indicative Value or Intraday Indicative Value of the ETNs taking into account the nature and duration of such Market Disruption Event.

In making discretionary determinations in connection with a Market Disruption Event, the Calculation Agent will take into account the impact of that event on any hedging transaction that we or our affiliates may have in place with respect to the ETNs. In making these determinations, the Calculation Agent will be obligated to act in good faith and using commercially reasonable judgment, but in so doing it may take actions to protect our interests and the interests of our affiliates even when so doing may not be in your interests. The Calculation Agent is not your fiduciary and has no obligation to take into account your interests in making discretionary determinations under the ETNs. Because the Calculation Agent, CSI, is our affiliate, CSI’s interests as our affiliate may cause its interests to conflict with yours in making any determinations under the ETNs.

Any discretionary determinations made by the Calculation Agent may adversely affect the return on the ETNs.

If a Market Disruption Event occurs, you will not benefit from the daily resetting of each ETN’s leveraged exposure to the Index under circumstances where the Index performs favorably

If a Market Disruption Event occurs, the calculation of the Daily Index Performance for any ETN will be modified so that the leveraged exposure does not reset until the first Index Business Day for such ETN on which no Market Disruption Event is continuing. Because the leveraged exposure does not reset if a Market Disruption Event occurs, you will not benefit from the daily resetting of each ETN’s leveraged exposure to the Index under circumstances where the Index performs favorably. This means that a favorable performance of the Index will not be compounded daily and will instead be held constant until the first Index Business Day for such ETN on which no Market Disruption Event is continuing.

The NYSE Arca may halt trading in the ETNs or may limit the extent to which trading prices may change within specified time periods, which in either case would adversely impact investors’ ability to sell the ETNs

Trading in the ETNs may be halted due to market conditions or, in the judgment of the exchange, if necessary to protect investors or in the public interest. General exchange trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules based on a specified decline in a market index (e.g., the S&P 500® Index). In addition, a particular ETN may be subject to “limit up” and “limit down” rules or trading pause requirements that are triggered by a significant change in the trading price of those ETNs within a specified period of time. These “limit up” and “limit down” and trading pause rules, if triggered, could prevent investors from transacting at the then prevailing Intraday Indicative Value or at all. If the level of the Index declines (in the case of the 3x Long ETNs) or increases (in the case of the 3x Inverse ETNs) during the trading day, triggering a “limit down” mechanism or trading pause, you may be unable to sell your ETNs for some period of time, either because no trading at all is permitted or because the price that any purchaser would be willing to pay for them at the time may be significantly below the lowest price that a purchaser would be permitted to pay for them on the exchange. In that circumstance, by the time you are finally able to sell your ETNs, you may have incurred significantly greater losses than you would have incurred had you been able to sell them when you initially wanted to. Additionally, the ability to short sell ETNs may be restricted when there is a 10% or greater change from the previous day’s official closing price. Exchange rules relating to these matters are subject to change from time to time.

Although ICE-Europe Brent crude oil futures contracts trade 22 hours a day, the ETNs will trade only during regular trading hours on the NYSE Arca

ICE-Europe Brent crude oil futures contracts trade 22 hours a day, six days a week. By contrast, the ETNs will trade on the NYSE Arca only during the hours that the NYSE Arca is open. Significant movements in the price of ICE-Europe Brent crude oil futures contracts, and therefore the level of the Index, may take place at times when the NYSE Arca is closed, and you will not have the opportunity to trade the ETNs until the NYSE Arca is open. For example, an announcement or development that has a significant impact on ICE-Europe Brent crude oil futures contracts prices may take place overnight in New York. By the time the NYSE Arca opens, a significant change in the price of ICE-Europe Brent crude oil futures contracts may already have taken place, and the price at which you may be able to trade the ETNs may be significantly worse than the price you might have achieved had you been able to trade the ETNs sooner. The three times (long or inverse) leveraged exposure offered by each ETN magnifies the potential for significant losses to occur prior to your first opportunity to trade the ETNs. If the overnight movement is sufficiently great (approximately 33.33% taking into account the three times (long or inverse) leverage, or possibly less), the Intraday Indicative Value may be zero from the moment the ETNs begin to trade on the NYSE Arca.

We may accelerate the ETNs at our option at any time on or after the Initial Settlement Date

We have the right to accelerate any ETN any time and pay you an amount equal to the Closing Indicative Value for such ETN on the Acceleration Valuation Date. If we accelerate any ETN, you will only receive the Acceleration Redemption Amount for such ETN and you will not receive any other compensation or amount for the loss of the investment opportunity of holding such ETN. We will determine whether to exercise our right to accelerate any ETN at our option based on our interests and may do so at a time when it would be in your interests for the ETNs to remain outstanding.

The payment at maturity or upon an Optional Acceleration is based upon a declining exposure to the Index over a number of Calculation Dates

The payment at maturity or upon an Optional Acceleration equals the Closing Indicative Value on the Final Valuation Date or the Acceleration Valuation Date, as applicable. The calculation of the Closing Indicative Value on any Calculation Date in the Final Valuation Period or the Acceleration Valuation Period, as applicable, and the calculation of Closing Indicative Values on previous Calculation Dates in the Final Valuation Period or the Acceleration Valuation Period, as applicable, simulates a proportionate move from Index exposure to cash. This means that the return on the ETNs will not be based entirely on Index fluctuations during this period and you will not entirely benefit from any favorable movements in the level of the Index during this period as the Index exposure declines. You should understand that the Daily Investor Fee will continue to accrue on the Closing Indicative Value on any Index Business Day in the Final Valuation Period or the Acceleration Valuation Period, as applicable, even though your potential to benefit from any favorable performance of the Index during that time will be based only on the proportion of the Closing Indicative Value not already determined due to the calculation of Closing Indicative Values on previous Calculation Dates in the Final Valuation Period or the Acceleration Valuation Period, as applicable. Moreover, even for the simulated cash position represented by the Closing Indicative Values on previous Calculation Dates in the Final Valuation Period or the Acceleration Valuation Period, as applicable, you will not be compensated for any interest or time value of money during this period prior to your receiving the payment upon acceleration or maturity, as applicable.

The daily return of each ETN will be reduced by the Daily Investor Fee

Because the Daily Investor Fee (and, if applicable, the Early Redemption Charge and the issuance fee) reduces the return you may receive on your ETNs, the level of the Index must increase significantly, in the case of the 3x Long ETNs, or decrease significantly, in the case of the 3x Inverse ETNs, in order for you to receive at least the amount of your initial investment upon sale, redemption, acceleration or maturity of the ETNs. If the level of the Index decreases or does not increase sufficiently, in the case of the 3x Long ETNs, or increases or does not decrease sufficiently, in the case of the 3x Inverse ETNs, to offset the effect of the Daily Investor Fee over the time you hold the ETNs (and, if applicable, the Early Redemption Charge and the issuance fee), you will receive less than the initial investment amount of your ETNs upon sale, redemption, acceleration or maturity of the ETNs.

There are restrictions on the minimum number of ETNs you may redeem and on the dates on which you may redeem them

To exercise your right to cause us to redeem any ETNs on any Early Redemption Date, you must offer for redemption 25,000 such ETNs, the Minimum Redemption Amount, or integral multiples in excess thereof at one time and you must cause your broker to deliver a notice of redemption, substantially in the form of Annex A (the “Redemption Notice”), to CSSU (the “Redemption Agent”) via email or other electronic delivery as requested by the Redemption Agent. If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the first immediately following Index Business Day on which a Market Disruption Event has not occurred nor is continuing will be the applicable “Early Redemption Valuation Date” for such ETN. Otherwise, the second following Index Business Day on which a Market Disruption Event has not occurred nor is continuing will be the applicable Early Redemption Valuation Date. Notwithstanding the foregoing, if a Market Disruption Event occurs on or is continuing for five consecutive Index Business Days following such first or second Index Business Day, as applicable, on which a Market Disruption Event occurs or is continuing, the fifth such Index Business Day shall be deemed to be the Early Redemption Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such fifth Index Business Day, and the Indicative Value Calculation Agent will determine the applicable Closing Indicative Value using an appropriate closing level of the Index on that Index Business Day taking into account the nature and duration of such Market Disruption Event. If the Redemption Agent receives your Redemption Notice no later than 4:00 p.m., New York City time, on any Business Day, the Redemption Agent will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date. The Redemption Agent or its affiliate must acknowledge to your broker acceptance of the Redemption Notice in order for your redemption request to be effective.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their Indicative Value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

An investment in the ETNs will be subject to costs, fees and other charges

An investment in the ETNs will be subject to a Daily Investor Fee, an Early Redemption Charge and an issuance fee. The Daily Investor Fee will accrue daily and will equal the product of (1) the Closing Indicative Value for such ETN on the immediately preceding Index Business Day for such ETN, times (2)(a) the Investor Fee Factor for such ETN, times (b) 1/365, times (c) the number of calendar days from, and including, the immediately prior Index Business Day for such ETN to, but excluding, such Index Business Day. The Daily Investor Fee will continue to accrue on the Closing Indicative Value on any Index Business Day in the Final Valuation Period or the Acceleration Valuation Period. The Daily Investor Fee reduces the daily return of each ETN.

An Early Redemption Charge of 0.10% per ETN will be charged upon an early redemption. We will charge a fee of 0.10% times the Closing Indicative Value per ETN upon an early redemption. The imposition of the fee will mean that you will not receive the full amount of the Closing Indicative Value upon an early redemption at your election and your return will be reduced as a result.

At any time we price the sale of the ETNs after the date hereof, we expect to receive proceeds equal to 100% of the Indicative Value of such ETNs at such time, less any commissions paid to CSSU or any other agent. As such, commissions may apply or may be paid on any such sales. For any ETN we issue to CSSU on or after the date hereof, CSSU is expected to charge an issuance fee of up to approximately 0.15% times the Closing Indicative Value of such ETN on the date on which we price such ETN; provided, however that CSSU may from time to time increase or decrease the issuance fee. When investing in the ETNs, you should consider the impact of each of the Daily Investor Fee, the Early Redemption Charge and the issuance fee and the corresponding reduction in your return on each ETN.

In addition, there may be transaction costs associated with the purchase or sale of any ETN in the secondary market and as a result the amount you pay may be greater than the market price at that time of purchase or the amount you receive may be less than the market price at that time of sale.

When selling or purchasing the ETNs, you should consider the impact of these costs, fees and other charges.

You will not know the Early Redemption Amount for any ETNs you elect to redeem prior to maturity at the time you make such election

In order to exercise your right to redeem the ETNs prior to maturity, you must cause your broker or other person with whom you hold the ETNs to deliver a Redemption Notice (as defined herein) to the Redemption Agent (as defined herein) by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Early Redemption Valuation Date. The Early Redemption Amount cannot be determined until the Early Redemption Valuation Date, and as such you will not know the Early Redemption Amount for the ETNs at the time you make an irrevocable election to redeem the ETNs. The Early Redemption Amount for the ETNs on the applicable Early Redemption Valuation Date may be substantially less than it would have been on the prior day and may be zero.

Past performance of the Index is no guide to future performance

The actual performance of the Index over the term of the offered ETNs may bear little relation to the historical values of the Index or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.

The market price of the ETNs may be influenced by many unpredictable factors

The market value of the ETNs will fluctuate between the date you purchase them and the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable. You may also sustain a significant loss if you sell the ETNs in the secondary market. In addition to others, the following factors, many of which are beyond our control, will influence the market value of the ETNs, as well as the Early Redemption Amount, the Maturity Redemption Amount and the Acceleration Redemption Amount, as applicable:

•	the level of the Index at any time,

•	the volatility of the futures contracts included in the Index,

•	the liquidity of the futures contracts included in the Index,

•	economic, financial, regulatory, political, judicial, military and other events that affect commodities markets generally, the Index or the relevant futures contracts included in the Index,

•	supply and demand for the ETNs in the secondary market, including but not limited to, inventory positions with any market maker or other person or entity who is trading the ETNs (supply and demand for the ETNs will be affected by the total issuance of ETNs, and we are under no obligation to issue additional ETNs to increase the supply),

•	global supply and demand for Brent crude oil, which is influenced by such factors as forward selling by Brent crude oil producers, purchases made by Brent crude oil producers to unwind Brent crude oil hedge positions, central bank purchases and sales of Brent crude oil and production and cost levels in major natural Brent crude oil-producing countries,

•	global supply and demand for crude oil generally, which is influenced by such factors as forward selling by crude oil producers, purchases made by crude oil producers to unwind crude oil hedge positions, central bank purchases and sales of crude oil and production and cost levels in major natural crude oil-producing countries,

•	interest and yield rates and rate spreads in the markets,

•	the time remaining until the ETNs mature, and

•	the actual or perceived creditworthiness of Credit Suisse.

You cannot predict the future performance of the Index based on the historical performance of the Index or the futures contracts included in the Index. The factors interrelate in complex ways, and the effect of one factor on the market value of the ETNs may offset or enhance the effect of another factor.

The liquidity of the market for the ETNs may vary materially over time

We will sell a portion of the ETNs on the Initial Settlement Date, and additional ETNs may be issued and sold from time to time to investors or dealers through CSSU, an affiliate of ours. We cannot predict how much investor demand there will be for the ETNs. Additionally, the number of ETNs outstanding could be reduced at any time due to early redemptions of the ETNs as described in this pricing supplement or due to repurchases of the ETNs by our affiliates in the secondary market. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to offer your ETNs for early redemption by us prior to maturity, such early redemption is subject to restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable Minimum Redemption Amount to us at one time.

There may not be an active trading market for your ETNs

Although we intend to list the ETNs on the NYSE Arca, there is no assurance that a trading market for the offered ETNs will develop or, if one develops, continue. Even if there is a secondary market for your ETNs, it may not be sufficiently liquid to enable you to sell your ETNs readily and you may suffer substantial losses and/or sell your ETNs at prices substantially less than their Intraday Indicative Value or Closing Indicative Value, including being unable to sell them at all or only for a price of zero in the secondary market.

No assurance can be given as to the continuation of the listing for the life of the offered ETNs, or the liquidity or trading market for the offered ETNs. We are not required to maintain any listing of your ETNs on the NYSE Arca and the liquidity of the market for any ETN could vary materially over the term of the ETNs. The ETNs may cease to be listed on the NYSE Arca or any other exchange because they cease to meet the listing requirements of the exchange or because we elect in our sole discretion to discontinue the listing of the ETNs on any exchange. We may elect to discontinue the listing of the ETNs at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the ETNs. If the ETNs cease to be listed on the NYSE Arca or any other exchange, the liquidity of the ETNs is likely to be significantly adversely affected and the ETNs may trade at a significant discount to their Indicative Value.

The Intraday Indicative Value and the Closing Indicative Value are not the same as the closing price or any other trading price of the ETNs in the secondary market

The Intraday Indicative Value and the Closing Indicative Value of each ETN are not the same as the closing price or any other trading price of such ETN in the secondary market, if one exists. The Intraday Indicative Value and the Closing Indicative Value for each ETN are designed to approximate the economic value of such ETN at a given time. The Intraday Indicative Value at a given time and the Closing Indicative Value on each Index Business Day following the Inception Date for each ETN will each be determined according to a formula.

By contrast, the trading price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at such time, if one exists. In the absence of an active secondary market for the ETNs, the last reported trading price may not reflect the actual price at which you may be able to sell your ETNs at a particular time. The trading price of any ETN at any time may vary significantly from the Intraday Indicative Value at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads.

Paying a premium over the Intraday Indicative Value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium has declined or is no longer present in the market place or at maturity or upon early redemption or acceleration.

We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs. However, we are under no obligation to sell additional ETNs at any time, and we may suspend issuance of new ETNs at any time without providing you notice or obtaining your consent. If we limit, restrict or stop sales of such additional ETNs, or if we subsequently resume sales of such additional ETNs, the trading price and liquidity of the ETNs in the secondary market could be materially and adversely affected, including the creation of a premium or an increase or decline in the existing premium over the Intraday Indicative Value of the ETNs. Before trading in the secondary market, you should compare the then-prevailing Intraday Indicative Value with the then-prevailing trading price of the ETNs. Any premium may be reduced or eliminated at any time.

Between 7:30 p.m., London time, and the close of trading in the ETNs on the NYSE Arca on each Index Business Day, the published Intraday Indicative Value will not be based on fully up-to-date information (which will not be available), and the trading price of the ETNs is likely to diverge from the published Intraday Indicative Value

The closing level of the Index on each Index Business Day is determined based on the daily settlement price of ICE-Europe Brent crude oil futures contracts, which is typically determined as of 7:30 p.m., London time, on each Index Business Day. Although the daily settlement price is typically determined as of 7:30 p.m., London time, there is typically a time lag in the publication of the daily settlement price, and the closing level of the Index based on the daily settlement price is typically not published until after 3:30 p.m., New York City time. For a portion of the time period between 7:30 p.m., London time, and the time when the closing level of the Index is published (typically from 2:30 p.m. until shortly after 3:00 p.m., New York City time), the Index Sponsor continues to publish an intraday level of the Index based on then-current trading in ICE-Europe Brent crude oil futures contracts (which takes place continuously before and after 7:30 p.m., London time). For the remainder of that time period (typically from shortly after 3:00 p.m. until after 3:30 p.m., New York City time), the Index Sponsor suspends real-time calculation of the intraday level of the Index and no longer publishes a level until it publishes the official closing level at 3:30 p.m., New York City time. Throughout this entire time period, the Intraday Indicative Value will continue to be calculated and disseminated based on the most recently published intraday level of the Index.

The ETNs’ leveraged exposure to the Index is reset on each Index Business Day based on the Closing Indicative Value on that day, which in turn is based on the closing level of the Index, and which in turn is based on the daily settlement price of ICE-Europe Brent crude oil futures contracts determined as of 7:30 p.m., London time. Therefore, the ETNs’ leveraged exposure is effectively reset based on relevant futures contracts trading at 7:30 p.m., London time, on each Index Business Day. However, between 7:30 p.m., London time, and the close of trading on the NYSE Arca, because the closing level of the Index will not yet be available, the Intraday Indicative Value will be calculated without reflecting the reset of leveraged exposure (i.e., as if the leveraged exposure based on the prior day’s closing level were still in effect). Therefore, the Intraday Indicative Value that is published during this period is likely to be different than it would be if it reflected the reset of leveraged exposure based on the daily settlement price at 7:30 p.m., London time. Furthermore, because the real-time calculation and publication of the intraday level of the Index will be suspended during the latter portion of this time period, the Intraday Indicative Value will not reflect trading in ICE-Europe Brent crude oil futures contracts that takes place during that time. For these reasons, between 7:30 p.m., London time, and the close of trading on the NYSE Arca, the Intraday Indicative Value is likely to differ from the value of the ETNs that would be determined if complete and fully up-to-date information were available and used in the calculation. As a result, we expect there to be uncertainty about the intrinsic value of the ETNs during this time period, and the trading price of the ETNs is likely to diverge from the Intraday Indicative Value during this time period. Investors should understand how timing impacts the calculation of the Intraday Indicative Value and exercise caution in connection with any trading in this time period, particularly if there is a significant move in futures contracts prices during this time period.

We and CSSU are under no obligation to issue or sell additional ETNs at any time, and if we and CSSU do sell additional ETNs, we or CSSU may limit or restrict such sales, including by adding conditions on such additional issuances and sales at our sole discretion, and we or CSSU may stop and subsequently resume selling additional ETNs at any time

In our sole discretion, we may decide to issue and sell additional ETNs from time to time to CSSU, and in CSSU’s sole discretion, it may decide to sell additional ETNs to investors or to dealers. However, we and CSSU are under no obligation to issue or sell additional ETNs at any time, and if we and CSSU do sell additional ETNs, we or CSSU may limit or restrict such sales, including by adding conditions on such additional issuances and sales at our sole discretion, and we or CSSU may stop and subsequently resume selling additional ETNs at any time. If we and CSSU start selling additional ETNs, we or CSSU may stop selling additional ETNs for any reason, which could materially and adversely affect the price and liquidity of such ETNs in the secondary market. Furthermore, the number of ETNs stated at the top of the cover page of this pricing supplement is the maximum number of ETNs that we have currently authorized for issuance. We have no obligation to issue either ETN up to its maximum authorized number and may also reduce the maximum authorized number of each ETN at any time. Additionally, although we have the right to increase the authorized number of either ETN at any time, we have no obligation to do so, regardless of market demand for additional ETNs.

Unless we indicate otherwise, if we or CSSU suspend selling additional ETNs, we and CSSU reserve the right to resume selling additional ETNs at any time, which might result in the reduction or elimination of any premium in the trading price that may have developed. Before trading in the secondary market, you should compare the then-prevailing Intraday Indicative Value with the then-prevailing trading price of the ETNs. Any premium may be reduced or eliminated at any time.

Suspension of additional issuances of the ETNs can also result in a significant reduction in the number of outstanding ETNs, if investors subsequently exercise their right to have the ETNs redeemed by us. If the total number of outstanding ETNs has fallen to a level that is close to or below the Minimum Redemption Amount, you may not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early redemption right. The unavailability of the redemption right can result in the ETNs trading in the secondary market at discounted prices below the Intraday Indicative Value. Having to sell your ETNs at a discounted sale price below the Intraday Indicative Value of the ETNs could lead to significant losses. Prior to making an investment in the ETNs, you should take into account whether or not the trading price is tracking the Intraday Indicative Value of the ETNs.

Any limitation or suspension on the issuance or sale of the ETNs may impact the trading price of the ETNs, including by creating a premium over the Indicative Value of the ETNs that may be reduced or eliminated at any time

Because our obligations under the ETNs are hedged through one or more of our affiliates, increases in the number of ETNs outstanding create corresponding increases in our exposure to the futures contracts included in the Index. In order to manage the risk of this exposure, we may impose a limitation or suspension on the number of ETNs to be issued. Any limitation or suspension on the issuance of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over the Indicative Value of the ETNs. In addition, any decrease in the supply of the ETNs due to any limitation or suspension on issuance may cause the ETNs to appear on NYSE Arca’s “threshold securities list,” indicating repeated delivery failure (which may be a sign of supply shortage) and requiring an actual borrowing of or a bona fide arrangement to borrow the ETNs in connection with a short sale. If arbitrageurs are unable to locate ETNs to sell short, the ETNs may trade at a premium, which may be significant, in relation to their Indicative Value.

Investors are cautioned that paying a premium over the Intraday Indicative Value at any time could lead to significant losses in the event the investor sells the ETNs in the secondary market at a time when such premium has declined or is no longer present in such market. Paying a premium over the Intraday Indicative Value could also lead to significant losses if the ETNs are redeemed by us at maturity or upon an early redemption or an acceleration at our option. In such cases, you will receive a cash payment based on the Closing Indicative Value on the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, less the Early Redemption Charge, if applicable. Investors should consult their advisors before purchasing the ETNs, especially before purchasing ETNs in the secondary market that are trading at a premium to their Intraday Indicative Value.

Trading and other transactions by us, our affiliates or third parties with whom we transact in securities or financial instruments related to the ETNs and the Index may impair the value of the ETNs

We expect to hedge our obligations relating to the ETNs by purchasing or selling short the futures contracts included in the Index, listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the Index or the futures contracts included in the Index, or other instruments linked to the Index or the futures contracts included in the Index, including certain exchange traded notes issued by us, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps during or before the Final Valuation Period, the Acceleration Valuation Period or on any Early Redemption Valuation Date, as applicable. We, our affiliates, or third parties with whom we transact may also enter into, adjust and unwind hedging transactions relating to other securities whose returns are linked to the Index. Any of these hedging activities may adversely affect the level of the Index—directly or indirectly by affecting the price of the futures contracts included in the Index or listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the Index or the futures contracts included in the Index—and therefore, the market value of the ETNs and the amount we will pay on the ETNs on the applicable Early Redemption Date, the Acceleration Date or the Maturity Date. It is possible that we, our affiliates or third parties with whom we transact could receive substantial returns with respect to these hedging activities while the value of the ETNs declines or becomes zero. Any profit in connection with such hedging activities will be in addition to any other compensation that our affiliates receive for the sale of the ETNs, which may create an additional incentive to sell the ETNs to you.

We, our affiliates or third parties with whom we transact may also engage in trading in the futures contracts included in the Index, or listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the Index or the futures contracts included in the Index, or instruments whose returns are linked to the Index or the futures contracts included in the Index or listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the Index or the futures contracts included in the Index, including certain exchange traded notes issued by us, for our or their proprietary accounts, for other accounts under our or their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities could adversely affect the level of the Index—directly or indirectly by affecting the price of the futures contracts included in the Index or listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the Index or the futures contracts included in the Index—and therefore, the market value of the ETNs and the amount we will pay on the ETNs on the applicable Early Redemption Date, the Acceleration Date or the Maturity Date. We may also issue, and we, our affiliates or third parties with whom we transact may also issue or underwrite, other ETNs or financial or derivative instruments with returns linked to changes in the level of the Index or the futures contracts included in the Index or listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the Index or the futures contracts included in the Index. By introducing competing products into the marketplace in this manner, we, our affiliates or third parties with whom we transact could adversely affect the market value of the ETNs and the amount we will pay on the ETNs on the applicable Early Redemption Date, the Acceleration Date or the Maturity Date.

Credit Suisse is subject to Swiss Regulation

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part.

There may be conflicts of interest between you and us, the Redemption Agent and the Calculation Agent

Our affiliate, CSI, will act as Calculation Agent for the ETNs. As Calculation Agent, CSI will make determinations with respect to the ETNs. The determinations made by the Calculation Agent may be adverse to you.

As noted above, we, our affiliates or third parties with whom we transact may engage in trading activities related to the Index and futures contracts included in the Index or listed or over-the-counter futures contracts, swaps or other derivative instruments relating to the Index or the futures contracts included in the Index, or instruments whose returns are linked to the Index or the futures contracts included in the Index or listed or over-the-counter futures contracts, swaps or other derivative instruments relating to the Index or the futures contracts included in the Index, including certain exchange traded notes issued by us. These trading activities may present a conflict between your interest in the ETNs and the interests we, our affiliates or third parties with whom we transact will have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their customers and in accounts under our or their management. These trading activities, if they influence the level of the Index, could be adverse to your interests as a beneficial owner of the ETNs.

We, our affiliates or third parties with whom we transact, the Redemption Agent, the Calculation Agent and their affiliates may have published, and in the future may publish, research reports with respect to the futures contracts included in the Index and with respect to the Index. Any of these activities by us, our affiliates or third parties with whom we transact, the Redemption Agent, the Calculation Agent or any of their affiliates may affect the level of the Index and, therefore, the market value of the ETNs and the amount we will pay on the ETNs on the applicable Early Redemption Date, the Acceleration Date or the Maturity Date.

The Calculation Agent may perform its own calculation of the level of the Index if the Index is discontinued or if the Calculation Agent determines that there has been a change in the Index or the futures contracts included in the Index

The Calculation Agent may perform its own calculation of the level of the Index if it determines that the publication of the Index is discontinued and there is no Successor Index. In that case, the Calculation Agent will determine the level of the Index using a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

Furthermore, if the Calculation Agent determines that the Index, the futures contracts included in the Index or the method of calculating the Index is changed at any time in any respect—including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the futures contracts included in the Index, or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the methodology described herein, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the closing level of the Index used to determine the Closing Indicative Value, the Intraday Indicative Value, the Early Redemption Amount, the Maturity Redemption Amount and the Acceleration Redemption Amount, as applicable, is equitable. The Calculation Agent may make any such modification or adjustment even if the Index Sponsor continues to publish the Index without a similar modification or adjustment.

Any modification to the Index level or adjustment to its method of calculation will affect the Closing Indicative Value and any amount you will receive upon redemption, acceleration or maturity and will result in the ETNs having a value different (higher or lower) from the value they would have had if there had been no such modification or adjustment.

The policies of the Index Sponsor or the Primary Exchange and changes that affect the Index could affect the Early Redemption Amount, the Maturity Redemption Amount and the Acceleration Redemption Amount, as applicable, of the ETNs and their market value

The policies of the Index Sponsor or the Primary Exchange concerning the calculation of the level of the Index and the manner in which changes affecting the futures contracts included in the Index are reflected in the level of the Index could affect the Early Redemption Amount, the Maturity Redemption Amount and the Acceleration Redemption Amount, as applicable, of the ETNs on the applicable Early Redemption Date, the Acceleration Date or the Maturity Date and the market value of the ETNs prior to that date. The Early Redemption Amount, the Maturity Redemption Amount and the Acceleration Redemption Amount, as applicable, of the ETNs and their market value could also be affected if the Index Sponsor or the Primary Exchange changes these policies, for example, by changing the manner in which it calculates the level of the Index, by adding, deleting or substituting the futures contracts comprising the Index, or if the Index Sponsor or the Primary Exchange discontinues or suspends calculation or publication of the level of the Index, in which case it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available because of a Market

Disruption Event or for any other reason, the Calculation Agent for the ETNs may determine the level of the Index during the Final Valuation Period, the Acceleration Valuation Period or on any Early Redemption Valuation Date, as applicable.

A futures contract underlying the Index may be replaced if such futures contract is terminated or replaced on the exchange where it is traded

The Index is composed of ICE-Europe Brent crude oil futures contracts. If any such contract were to be terminated or replaced by ICE, a comparable futures contract, if available, would be selected by the Index Sponsor to replace that contract. The termination or replacement of any contract may have an adverse impact on the level of the Index and, therefore, the value of the ETNs.

We and our affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information

We and our affiliates are not affiliated with the Index Sponsor in any way (except for the arrangements discussed in “License Agreement” herein) and have no ability to control the Index Sponsor, including errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. The Index Sponsor is under no obligation to continue to calculate the Index nor is it required to calculate any successor index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the ETNs or the amount payable at maturity or upon redemption or acceleration. If the Calculation Agent determines in its sole discretion that no successor index to the Index exists, the Calculation Agent will determine the applicable level of the Index in its sole discretion.

You will have no rights against the entities with discretion over the Index

As owner of the ETNs, you will have no rights against the Index Sponsor, even though the amount you receive at maturity or upon redemption or acceleration will depend on the level of the Index. By investing in the ETNs, you will not acquire any interest in the futures contracts included in the Index. The ETNs will be paid in cash, and you will have no right to receive delivery of Brent crude oil or of any futures contract included in the Index. The Index Sponsor is not in any way involved in this offering and has no obligations relating to the ETNs or to the holders of the ETNs.

The payments we owe under the ETNs may be delayed in certain circumstances

If the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, is postponed, due to a Market Disruption Event or otherwise, the Maturity Date, the Acceleration Date or the corresponding Early Redemption Date, as the case may be, will be postponed until the date three Business Days following the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, as postponed. No interest or additional payment will accrue or be payable as a result of any postponement of the Maturity Date, the Acceleration Date or any Early Redemption Date. See “Description of the ETNs—Market Disruption Events” in this pricing supplement.

The ETNs are linked to an excess return index, and not a total return index

The ETNs are linked to an excess return index, and not a total return index. Because the Index is an excess return index, it is calculated based solely on the changes in the settlement prices of the relevant ICE-Europe Brent crude oil futures contracts and, unlike a total return index based on such futures contracts, the Index does not reflect interest that could be earned on funds committed to the trading of the underlying futures contracts. Therefore, investing in the ETNs will likely not generate the same return as would be generated if the ETNs were linked to a total return index related to the relevant futures contracts.

Owning the ETNs is not the same as owning Brent crude oil or commodity futures contracts directly and the ETNs do not offer direct exposure to the spot price of Brent crude oil

The return on your ETNs will not reflect the return you would have realized if you had actually owned Brent crude oil or commodities futures contracts and held such investment for a similar period. Furthermore, the Index is composed of Brent crude oil futures contracts, and therefore, does not offer direct exposure to the spot price of Brent crude oil. The price of a futures contract on a commodity is the price of the commodity for delivery on a specified date or during a specified period in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the futures contracts price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures contract market (and vice versa). Accordingly, the ETNs may underperform a similar investment that is linked to the spot price of Brent crude oil.

Higher futures contracts prices of Brent crude oil relative to the current spot price, or “contango,” may adversely affect the Closing Indicative Value of the 3x Long ETNs

The Index tracks the value of a hypothetical position in the nearest-to-expiration ICE-Europe Brent crude oil futures contract, where the position is notionally “rolled” periodically out of the current futures contract as its expiration month approaches and into another ICE-Europe Brent crude oil futures contract with a later expiration month. Unlike stocks, which entitle the holder to a continuing stake in a corporation, a commodity futures contract specifies a certain future date (or period of dates within a future month) for the physical delivery of the commodity. In order to avoid physical delivery and maintain continuing exposure to ICE-Europe Brent crude oil futures contracts, the Index unwinds its hypothetical position in the current futures contract before its expiration month arrives and replaces that futures contract with a hypothetical position in another ICE-Europe Brent crude oil futures contract with a later expiration month. For example, a hypothetical futures contract entered into in early January may specify a February expiration month. As the beginning of February approaches, the hypothetical futures contract expiring in February may be replaced with a futures contract expiring in March. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration month. Through this rolling process, the Index is able to reflect continuing exposure to ICE-Europe Brent crude oil futures contracts.

The “rolling” feature of the Index creates the potential for a significant negative effect on the level of the Index—which we refer to as a “negative roll yield”—that is independent of the performance of the spot price of Brent crude oil. The Index would be expected to experience a negative roll yield if the price of the ICE-Europe Brent crude oil futures contract underlying the Index tends to be greater than the spot price for Brent crude oil. A market where the futures contract price is greater than the spot price is referred to as a “contango” market. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for the relevant ICE-Europe Brent crude oil futures contract is in contango, then the value of the futures contract would tend to decline over time (assuming the spot price for Brent crude oil remains unchanged), because the higher futures contract price would fall as it converges to the lower spot price by expiration. If the market for the relevant ICE-Europe Brent crude oil futures contract is in contango and the spot price for Brent crude oil remains constant, the Index would enter into a hypothetical position in the futures contract at the higher contango futures contract price and then unwind that position closer to the lower spot price, and then enter into a hypothetical position in a new futures contract at the higher contango futures contract price and unwind that position closer to the lower spot price, and so on over time, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

The 3x Long ETNs will be adversely affected by any negative roll yield that results from a contango market for ICE-Europe Brent crude oil futures contracts. Any negative roll yield with respect to ICE-Europe Brent crude oil futures contracts will offset any gains in the spot price of Brent crude oil that may occur over the time you hold the 3x Long ETNs, exacerbate any decline and cause a steady erosion in value if the spot price of the Brent crude oil remains relatively constant.

Lower futures contracts prices of Brent crude oil relative to the current spot price, or “backwardation,” may adversely affect the Closing Indicative Value of the 3x Inverse ETNs

As described in the preceding risk factor, the Index tracks the value of a hypothetical position in the nearest-to-expiration ICE-Europe Brent crude oil futures contract, where the position is notionally “rolled” periodically out of the current futures contract as its expiration month approaches and into another ICE-Europe Brent crude oil futures contract with a later expiration month. The “rolling” feature of the Index creates the potential for a significant positive effect on the level of the Index—which we refer to as a “positive roll yield”—that is independent of the performance of the spot price of Brent crude oil. The Index would be expected to experience a positive roll yield if the price of the ICE-Europe Brent crude oil futures contract underlying the Index tends to be lower than the spot price for Brent crude oil. A market where the futures contract price is lower than the spot price is referred to as a “backwardated” market. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for the relevant ICE-Europe Brent crude oil futures contract is in backwardation, then the value of the futures contract would tend to increase over time (assuming the spot price for Brent crude oil remains unchanged), because the lower futures contract price would increase as it converges to the higher spot price by expiration. If the market for the relevant ICE-Europe Brent crude oil futures contract is in backwardation and the spot price for Brent crude oil remains constant, the Index would enter into a hypothetical position in the futures contract at the lower backwardated futures contract price and then unwind that position closer to the higher spot price, and then enter into a hypothetical position in a new futures contract at the lower backwardated futures contract price and unwind that position closer to the higher spot price, and so on over time, all the while accumulating gains from the increase in value that results as the lower backwardated price increases toward the higher spot price.

The 3x Inverse ETNs will be adversely affected by any positive roll yield that results from a backwardated market for ICE-Europe Brent crude oil futures contracts. Any positive roll yield with respect to ICE-Europe Brent crude oil futures contracts will offset any declines in the spot price of Brent crude oil that may occur over the time you hold the 3x Inverse ETNs, exacerbate any increase and cause a steady increase in value if the spot price of the Brent crude oil remains relatively constant.

There is concentration risk associated with the ETNs

The ETNs reflect a leveraged long or leveraged inverse position, as applicable, in the Index, which tracks a futures contract on a single commodity, and thus are much less diversified than funds, investment portfolios or indices investing in or tracking a broader range of products. The price of ICE-Europe Brent crude oil futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the ETNs are linked to an Index reflecting a concentrated investment, they carry greater risk and may be more volatile than a security linked to the prices of multiple assets or a broad-based index. You will not benefit, with respect to the ETNs, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

The Index may be more volatile and will be more susceptible to fluctuations in the price of a single commodity than a broader commodities index

The Index may be more volatile and will be more susceptible to fluctuations in the price of a single commodity (namely, Brent crude oil) than a broader commodities index. The Index is composed of contracts covering only a single physical commodity. As a result, price volatility in the contracts included in the Index will have a greater impact on the Index than it would on a broader commodities index, and the Index will be more susceptible to fluctuations in the value of Brent crude oil. In addition, the Index may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

The price of Brent crude oil futures contracts can exhibit high and unpredictable volatility, which could lead to high and unpredictable volatility in the Index

Market prices of ICE-Europe Brent crude oil futures contracts can be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but may be subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities and may create additional investment risks that cause the value of the ETNs to be more volatile than the values of traditional securities. These and other factors may affect the level of the Index, and thus the value of the ETNs, in unpredictable or unanticipated ways. The potential for high volatility and the cyclical nature of commodity markets may render an investment in Brent crude oil futures contracts inappropriate as the focus of an investment portfolio.

The prices of Brent crude oil are primarily affected by the global demand for and supply of Brent crude oil, but are also influenced significantly from time to time by speculative actions and by currency exchange rates. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of Brent crude oil. Brent crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for Brent crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event, although regional factors may disproportionately impact the ICE-Europe Brent crude oil futures contracts compared to other Brent crude oil futures contracts. Supply for Brent crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other Brent crude oil producers. Brent crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures contract market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

The ICE-Europe Brent crude oil futures contracts tracked by the Index may perform differently than other crude oil futures contracts

The ICE-Europe Brent crude oil futures contracts tracked by the Index are contracts to buy and sell Brent crude oil, as defined under ICE-Europe rules. Other types of crude oil and other crude oil futures contracts exist in the marketplace, most notably light sweet crude oil and light sweet crude oil futures contracts. The market price of the Brent crude oil underlying the ICE-Europe Brent crude oil futures contracts will defer from the market price of light sweet crude oil or any other type of crude oil, and the price of the ICE-Europe Brent crude oil futures contracts underlying the Index will differ from the price of light sweet crude oil futures contracts or other crude oil futures contracts. An investor should consider the difference between the Brent crude oil underlying the ICE-Europe futures contracts tracked by the Index and other types of crude oil before investing in the ETNs. The ETNs may perform less favorably than other instruments linked to light sweet crude oil or another type of crude oil or crude oil futures contract.

The ETNs are not regulated by the Commodity Futures Trading Commission

The proceeds to be received by us from the sale of the ETNs will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the ETNs thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the ETNs will not constitute a direct or indirect investment by you in futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” The issuer of the ETNs is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the ETNs, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the ETNs will not be interests in a commodity pool, the ETNs will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

The effects of any regulatory change on the value of the ETNs are impossible to predict, but could be substantial and adverse to the interests of holders of the ETNs

The markets for futures contracts and options on futures contracts, including those futures contracts related to crude oil, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contracts prices which may occur. These limits could adversely affect the market prices of relevant futures contracts. The regulation of commodity transactions in the U.S. and other countries is subject to ongoing modification by government and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effects of any future regulatory change on the value of the ETNs are impossible to predict, but could be substantial and adverse to the interests of securityholders.

For example, on November 5, 2013, the CFTC proposed rules to establish new position limits that would apply to a party’s combined futures contracts, options and swaps position in any one of 28 physical commodities, including crude oil, and economically equivalent futures contracts, options and swaps. These limits would, among other things, expand existing position limits applicable to options and futures contracts to apply to swaps and apply them across certain affiliated and controlled entities and accounts. If position limit rules or substantially similar rules are ultimately adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions to hedge our obligations under the ETNs.

Such restrictions may have the effect of making the markets for futures contracts and options on futures contracts, including those futures contracts related to crude oil, less liquid and more volatile. We or our affiliates may be unable, as a result of such restrictions, to effect transactions necessary to hedge our obligations under the ETNs, in which case we may, in our sole and absolute discretion, accelerate the payment on the ETNs. If the payment on the ETNs is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please refer to “Description of the ETNs—Acceleration at Our Option” herein for more information.

A decision by an exchange on which the futures contracts included in the Index are traded to increase margin requirements may affect the level of the Index

If the exchange on which the futures contracts included in the Index are traded increases the amount of collateral required to be posted to hold positions in such futures contracts (i.e., the margin requirement), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the Index to decline significantly.

The Daily Accrual is based on the three-month U.S. Treasury rate and therefore the value of the ETNs may be adversely impacted by decreases in this rate

The Daily Accrual is an amount that accrues at the three-month U.S. Treasury rate on each Index Business Day’s Closing Indicative Value. This rate fluctuates and, accordingly, the lower this rate is, the lower the Daily Accrual on the ETNs will be.

The United States federal income tax treatment on the ETNs is uncertain and the terms of the ETNs require you to follow the treatment that we will adopt

The United States federal income tax consequences of an investment in the ETNs are uncertain, both as to the timing and character of any inclusion in income in respect of the ETNs. Some of these consequences are summarized below but you should read the more detailed discussion in “Material United States Federal Income Tax Considerations” in this pricing supplement and in the accompanying prospectus supplement and prospectus and also consult your tax advisor as to the tax consequences of investing in the ETNs.

By purchasing an ETN, you and we agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize such ETN for all tax purposes as a pre-paid financial contract with respect to the Index. Under this characterization of the ETNs, you generally should recognize capital gain or loss upon the sale, redemption or maturity of the ETNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for the ETNs.

Notwithstanding our agreement to treat the ETNs as a pre-paid financial contract with respect to the Index, the Internal Revenue Service (“IRS”) could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the IRS has stated that it and the Treasury Department (“Treasury”) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the ETNs could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

THE INDEX

The Index tracks a hypothetical position in the nearest-to-expiration ICE Futures Europe (“ICE-Europe”) Brent crude oil futures contract, where that position is rolled each month into the futures contract expiring in the next month. The Index is an excess return index, and not a total return index. The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”), (b) any profit or loss realized when “rolling” the relevant futures contracts (which is known as the “roll return”) and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”). Because the Index is an excess return index, it measures the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in futures contracts). By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts (i.e., the collateral return associated with an investment in futures contracts). The Index will therefore not reflect the same return as would be generated from investing directly in the relevant futures contracts or in a total return index related to such futures contracts.

We have derived all information regarding the Index contained in this pricing supplement, including, without limitation, their makeup, method of calculation and changes to their components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We have derived all information regarding the ICE-Europe Brent crude oil futures contracts contained in this pricing supplement from publicly available information published by ICE-Europe without independent verification.

ICE-Europe Brent Crude Oil Futures Contracts

An ICE-Europe Brent crude oil futures contract is an agreement to buy or sell 1,000 barrels of Brent crude oil within a specified expiration month in the future at a price specified at the time of entering into the contract. At any given time, ICE-Europe lists Brent crude oil futures contracts with expiration months occurring in each month up to 96 consecutive months. Trading of an ICE-Europe Brent crude oil futures contract will cease on the last business day of the second month preceding the relevant contract month (e.g., the March contract month will expire on the last business day of January). The daily settlement price of an ICE-Europe Brent crude oil futures contract is published on the next trading day following the last trading day for the contract month.

The price of an ICE-Europe Brent crude oil futures contract is quoted in dollars per barrel. For example, if an ICE-Europe Brent crude oil futures contract is entered into at a settlement price of $50, that would mean that the buyer is obligated to buy, and the seller is obligated to sell, 1,000 barrels of Brent crude oil for a total of $50,000, for delivery in the delivery month of the contract.

ICE-Europe determines a daily settlement price for ICE-Europe Brent crude oil futures contracts on each Index Business Day as of 7:30 p.m., London time. The daily settlement price of the nearest-to-expiration ICE-Europe Brent crude oil futures contract is the weighted average price of all trades in that contract that are executed between 7:28:00 and 7:30:00 p.m., London time. The daily settlement price of the next expiring ICE-Europe Brent crude oil futures contract is the price implied from the weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 7:28:00 and 7:30:00 p.m., London time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

Description of the Index

The Index is an excess return index calculated in accordance with the methodology of the S&P GSCI® Index (the “S&P GSCI”), and is derived by reference to the price levels of the futures contracts on a single commodity as well as the discount or premium obtained by “rolling” hypothetical positions in such contracts forward as they approach delivery. The excess return version of the S&P GSCI is calculated on the basis of the “contract daily return” (discussed below). The Index is composed entirely of ICE-Europe Brent crude oil futures contracts.

The S&P GSCI is an index that tracks a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria and represents the return of a portfolio of commodity futures contracts included in the S&P GSCI, the composition of which, on any given day, reflects the contract production weights (“CPWs”) and “roll weights” of such contracts (as discussed below). The S&P GSCI is designed to be a measure of the performance over time of the markets for such commodities. The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the S&P GSCI Index Advisory Panel (the “Advisory Panel”), as described below) of such commodities to the world economy. The production weighting of each commodity is determined on a world-wide basis, except in certain circumstances where the Index Sponsor deems a commodity to be primarily a regional commodity due to the prohibitive cost of transporting such commodities from one part of the world to another or for other reasons. In such cases, the Index Sponsor uses regional production data to determine the production weighting of the relevant commodity.

The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI has been normalized such that its hypothetical level on January 2, 1970 was 100. The S&P GSCI Excess Return is reported by Bloomberg under the ticker symbol “SPGSCIP.”

Set forth below is a summary of the methodology used to calculate the S&P GSCI. The Index is calculated in the same manner as the S&P GSCI, except that (i) the daily contract reference price, CPWs and roll weights (each as discussed below) used in such calculations are limited to those of the commodities included in the Index and (ii) the Index has a separate normalizing constant (discussed below). The methodology for determining the composition and weighting of the S&P GSCI and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI, as described below.

The S&P GSCI and its related indices and sub-indices (together, the “S&P GSCI Indices”) are published by S&P and are determined, composed and calculated by S&P, without regard to the ETNs. S&P acquired the rights to the S&P GSCI Indices from Goldman, Sachs & Co. in 2007. The former name of the S&P GSCI was the Goldman Sachs Commodity Index, or GSCI®.

The Index Committee and the Index Advisory Panel

S&P has established an index committee (the “Index Committee”) to oversee the daily management and operations of the S&P GSCI Indices, and is responsible for all analytical methods and calculations of the S&P GSCI Indices. The Index Committee consists of full-time professional members of S&P’s staff. At each meeting, the Index Committee reviews any issues that may affect index constituents, statistics comparing the composition of the S&P GSCI Indices to the market, commodities that are being considered as candidates for addition to an S&P GSCI Index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters.

S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all Index Committee discussions are confidential.

S&P has established the Advisory Panel to assist it in connection with the operation of the S&P GSCI. The Advisory Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Advisory Panel is to advise the Index Committee and S&P with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures contract market performance and the need for changes in the composition or methodology of the S&P GSCI. The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI are made by the Index Committee.

Composition of the S&P GSCI

To be eligible for inclusion in the S&P GSCI, a contract must:

•	be in respect of a physical commodity, not a financial commodity;

•	have a specified expiration or term (or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future);

•	at any given point in time, be available for trading at least five months prior to its expiration (or such other date or time period specified for delivery or settlement);

•	be denominated in U.S. dollars; and

•	be traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that:

o	allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (as defined below) included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (as defined below);

o	has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development during the relevant annual calculation period or interim calculation period;

o	makes price quotations generally available to its members or participants (and to S&P) in a manner, and with a frequency, that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

o	makes reliable trading volume information available to S&P with at least the frequency required by S&P to make all monthly determinations;

o	accepts bids and offers from multiple participants or price providers (i.e., must not be a single-dealer platform); and

o	is accessible by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, S&P may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which such determination is made.

In addition, to be eligible for inclusion in the S&P GSCI, a contract must satisfy the total dollar value traded and reference percentage dollar weight requirements described below. The “total dollar value traded” (or “TDVT”) of a contract is equal to the total annualized quantity traded of such contract over a preceding annual or quarterly period, expressed in physical units, multiplied by the average of the daily contract reference prices for such contract on the last day of each month during such period. The “reference percentage dollar weight” (or “RPDW”) of a contract is determined by dividing the reference dollar weight of such contract by the sum of the reference dollar weights of all contracts included in the S&P GSCI during a preceding annual or quarterly period. The “reference dollar weight” of a contract is determined by multiplying the CPW (defined above) of such contract by the average of its daily contract reference prices on the last day of each month during such period. These RPDW amounts are summed for all contracts included in the S&P GSCI during such period and each contract’s percentage of the total is then determined. The TDVT and RPDW of a contract are calculated based on data from the preceding quarterly period for intra-year determinations, and otherwise based on data from the preceding year.

In order for a contract:

•	that is not included in the S&P GSCI to be added to the S&P GSCI, such contract must have:

o	an annualized TDVT of (i) at least $15 billion, if such contract is based on a commodity that is not represented in the S&P GSCI at the time of such determination, and otherwise (ii) at least $30 billion; and

o	a RPDW of at least 1.00%.

•	that is included in the S&P GSCI to continue to be included in the S&P GSCI, such contract must have:

o	an annualized TDVT of (i) at least $5 billion, if such contract is the only contract on the relevant commodity included in the S&P GSCI at the time of such determination, and otherwise (ii) at least $10 billion;

o	an annualized TDVT over at least one of the three most recent annual periods used in making the determination of (i) at least $10 billion, if such contract is the only contract on the relevant commodity included in the S&P GSCI at the time of such determination, and otherwise (ii) at least $20 billion; and

o	a RPDW of at least 0.10%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria described in this section, such contracts will be included in the S&P GSCI in the order of their respective total quantities traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, except that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI attributable to such commodity exceeding a particular level.

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria described in this section, the contract on such commodity with the highest total quantity traded will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is, then, repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

Contract Expirations

Because the S&P GSCI tracks actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI

The commodity futures contracts included in the S&P GSCI change on a monthly basis because the futures contracts included in the S&P GSCI at any given time are required to be the commodity futures contracts traded on the related exchange with the closest expiration date (the “front-month contract”). The S&P GSCI incorporates a methodology for rolling the current futures contract into the futures contract with the next closest expiration date (the “next-month contract”) each month. Assuming that markets are not disrupted or the limitations that regulate the amount of fluctuation in options futures contracts prices that may occur during a trading day have not been reached, the S&P GSCI gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five S&P GSCI Business Day period commencing on the fifth S&P GSCI Business day of the month (the “roll-over period” for that month), so that, on the first S&P GSCI Business Day of such roll-over period, the front-month contract represents 80% and the next-month contract represents 20% of the S&P GSCI and, on the fifth S&P GSCI Business Day of such roll-over period (i.e., the ninth S&P GSCI Business Day of the month), the next-month contract represents 100% of the S&P GSCI. An “S&P GSCI Business Day” is a day on which the S&P GSCI Indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

The value of the S&P GSCI on any given day is equal to the total dollar weight of the S&P GSCI, divided by a normalizing constant that assures the continuity of the S&P GSCI over time. The “total dollar weight” of the

S&P GSCI is the sum of the dollar weight of each of the underlying commodities. The “dollar weight” of each such commodity on any given day is equal to:

•	the “daily contract reference price” (as discussed below), multiplied by

o	the appropriate CPWs, and

o	during a roll period, the appropriate “roll weights” (as discussed below).

The normalizing constant is recalculated on the fourth S&P GSCI Business Day of the calendar month in which new CPWs first become effective (i.e., January or any other month in which a reweighting of the S&P GSCI is implemented). The new normalizing constant is equal to the previous normalizing constant multiplied by the “total dollar weight ratio.” The numerator of the “total dollar weight ratio” is the sum of the products obtained by multiplying (a) the new CPW for each underlying commodity, times (b) the daily contract reference price for such underlying commodity on such day. The denominator of the “total dollar weight ratio” is the sum of the products obtained by multiplying (a) the previous CPW for each underlying commodity, times (b) the daily contract reference price for such underlying commodity on such day. The same “rolling” procedure used to roll the front-month contract into the next-month contract, described above, is used to implement the new normalizing constant and the new CPWs.

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI calculation.

Contract Daily Return

The “contract daily return” on any given S&P GSCI Business Day is equal to (i) the “total dollar weight obtained” on such day, divided by (ii) the “total dollar weight invested” of the S&P GSCI on the preceding day, minus (iii) one, which calculation represents the percentage change in the total dollar weight of the S&P GSCI. The “total dollar weight obtained” is calculated as the total dollar weight of the S&P GSCI for such S&P GSCI Business Day using the CPWs and contract roll weights in effect on the preceding S&P GSCI Business Day and the daily contract reference prices used to calculate the S&P GSCI on the S&P GSCI Business Day on which the calculation is made. The “total dollar weight invested” on any given S&P GSCI Business Day is equal to the total dollar weight of the S&P GSCI on the preceding day.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI also takes place over a period of days at the beginning of each month, referred to above as the “roll-over period.” On each day of the roll-over period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If, on any day during a roll-over period, any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•	the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time – in such event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; except that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll-over period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

The chart below shows the actual closing levels of the Index from January 2, 2008 through September 11, 2017. The closing level of the Index on September 11, 2017 was 294.44. We obtained the levels below from Bloomberg, without independent verification. We have derived all information regarding the Index contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes to its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the Index Sponsor. The historical performance of the Index should not be taken as an indication of future performance and no assurance can be given as to the level of any of the Index on any given date.

LICENSE AGREEMENT

The Index is a product of S&P and the Goldman Sachs Group, Inc. (“GS”), and has been licensed for use by CSI. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial Services”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). GSCI® is a trademark of GS. The trademarks have been licensed to S&P and have been sublicensed for use for certain purposes by CSI. The ETNs are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, S&P Financial Services, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or GS. Neither S&P Dow Jones Indices nor GS make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices and GS’s only relationship to CSI with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. S&P Dow Jones Indices and GS have no obligation to take the needs of CSI or the owners of the ETNs into consideration in determining, composing or calculating the Index. Neither S&P Dow Jones Indices nor GS are responsible for and have not participated in the determination of the prices, an amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and GS have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR GS GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND GS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND GS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY CSI, OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR GS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CSI, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

DESCRIPTION OF THE ETNs

The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse AG (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the ETNs will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

The information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of your purchase will be provided in a separate confirmation of sale.

Stated Principal Amount per ETN

The stated principal amount per ETN for the 3x Long ETNs and the 3x Inverse ETNs are $100 and $100, respectively. After the Inception Date, the ETNs may be sold at a price that is higher or lower than the stated principal amount, based on the Indicative Value of the ETNs at the time of such issuance.

Coupon

We will not make any coupon or interest payment during the term of the ETNs.

Payment at Maturity

If your ETNs have not been previously redeemed or accelerated, on the Maturity Date you will receive a cash payment per ETN equal to the applicable Closing Indicative Value on the Final Valuation Date (the “Final Indicative Value”), as calculated by the Indicative Value Calculation Agent. We refer to the amount of such payment as the “Maturity Redemption Amount.” The Maturity Date is subject to postponement as described in “Description of the ETNs—Market Disruption Events.”

If the Final Indicative Value is zero, the Maturity Redemption Amount will be zero.

The “Closing Indicative Value,” the “Daily ETN Performance,” an “Index Business Day,” the “Daily Accrual,” the “Daily Index Performance,” the “Daily Investor Fee” and the “Investor Fee Factor” are as set forth in “Key Terms” herein.

The Daily Investor Fee reduces the daily return of each ETN. If the level of the Index decreases or does not increase sufficiently in the case of the 3x Long ETNs or if it increases or does not decrease sufficiently in the case of the 3x Inverse ETNs (in each case in addition to the Daily Accrual) to offset the sum of the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge) over the term of the ETNs, you will receive less than the initial investment amount of your ETNs at maturity, upon early redemption or upon acceleration of the ETNs. See “Hypothetical Examples” and “Risk Factors—The daily return of each ETN will be reduced by the Daily Investor Fee” in this pricing supplement for additional information on how the Daily Investor Fee affects the overall value of the ETNs.

Any payment is subject to our ability to pay our obligations as they become due.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” in this pricing supplement.

Intraday Indicative Value

The “Intraday Indicative Value” for each ETN is designed to approximate the economic value of such ETN at a given time. It is calculated using the same formula as the Closing Indicative Value, except that instead of using the closing level of the Index to calculate the Daily Index Performance at such time, the calculation of the Daily Index Performance is based on the most recent intraday level of the Index at the particular time. The Intraday Indicative Value for each ETN will be calculated every 15 seconds on each Index Business Day from 9:00 a.m. to 3:30 p.m., New York City time, so long as no Market Disruption Event with respect to such ETN has occurred and is continuing and will be disseminated over the consolidated tape, or other major market data vendor.

If the Intraday Indicative Value for any ETN is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Index Business Day on which a Market Disruption Event has not occurred nor is continuing, the Closing Indicative Value for such ETN on that day, and all future days, will be zero. The Intraday Indicative Value can equal or be less than zero at any time if the intraday level of the Index at such time has decreased, in the case of the 3x Long ETNs, or increased, in the case of the 3x Inverse ETNs, by approximately 33.33% (or possibly less) from the previous closing level of the Index.

Investors can compare the trading price of the ETNs (if such concurrent trading price is available) against the Intraday Indicative Value to determine whether the ETNs are trading in the secondary market at a premium or a discount to the economic value of the ETNs at any given time. Investors are cautioned that paying a premium over the Intraday Indicative Value at any time could lead to significant losses in the event the investor sells the ETNs in the secondary market at a time when such premium has declined or is no longer present in such market. Paying a premium over the Intraday Indicative Value could also lead to significant losses if the ETNs are redeemed by us at maturity or upon an early redemption or an acceleration at our option. In such cases, you will receive a cash payment based on the Closing Indicative Value on the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, less the Early Redemption Charge, if applicable. It is also possible that the ETNs will trade in the secondary market at a discount to their Intraday Indicative Values and that investors would receive less than the Intraday Indicative Value if they had to sell their ETNs in the secondary market at such time. Investors should consult their advisors before purchasing or selling their ETNs, especially before purchasing ETNs in the secondary market that are trading at a premium to their Intraday Indicative Value or selling ETNs in the secondary market that are trading at a discount to their Intraday Indicative Value.

As discussed above under “Key Terms—Closing Indicative Value,” the daily settlement price of ICE-Europe Brent crude oil futures contracts is typically determined as of 7:30 p.m., London time, on each Index Business Day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until 3:30 p.m., New York City time. For a portion of the time period between 7:30 p.m., London time, and the time when the closing level of the Index is published (typically from 2:30 p.m. until shortly after 3:00 p.m., New York City time), the Index Sponsor continues to publish an intraday level of the Index based on then current trading in ICE-Europe Brent crude oil futures contracts (which takes place continuously before and after 7:30 p.m., London time). For the remainder of that time period (typically from shortly after 3:00 p.m. until 3:30 p.m., New York City time), the Index Sponsor suspends real-time calculation of the intraday level of the Index and no longer publishes a level until it publishes the official closing level at 3:30 p.m., New York City time. Throughout this entire time period, the Intraday Indicative Value will continue to be calculated and disseminated based on the most recently published intraday level of the Index.

The ETNs’ leveraged exposure to the Index is reset on each Index Business Day based on the Closing Indicative Value on that day, which in turn is based on the closing level of the Index, and which in turn is based on the daily settlement price of ICE-Europe Brent crude oil futures contracts determined as of 7:30 p.m., London time. Therefore, the ETNs’ leveraged exposure is effectively reset based on relevant futures contracts trading at 7:30 p.m., London time, on each Index Business Day. However, between 2:30 p.m. and 3:30 p.m., New York City time, because the closing level of the Index will typically not yet be available, the Intraday Indicative Value will be calculated without reflecting the reset of leveraged exposure (i.e., as if the leveraged exposure based on the prior day’s closing level were still in effect). Therefore, the Intraday Indicative Value that is published during this period is likely to be different than it would be if it reflected the reset of leveraged exposure based on the daily settlement price at 7:30 p.m., London time. Furthermore, because the real-time calculation and publication of the intraday level of the Index will be suspended during the latter portion of this time period, the Intraday Indicative Value will not reflect trading in ICE-Europe Brent crude oil futures contracts that takes place during that time. For these reasons, between 7:30 p.m., London time, and the close of trading on the NYSE Arca, the Intraday Indicative Value is likely to differ from the value of the ETNs that would be determined if complete and fully up-to-date information were available and used in the calculation. As a result, we expect there to be uncertainty about the intrinsic value of the ETNs during this time period, and the trading price of the ETNs is likely to diverge from the Intraday Indicative Value during this time period. Investors should understand how timing impacts the calculation of the Intraday Indicative Value and exercise caution in connection with any trading in this time period, particularly if there is a significant move in futures contracts prices during this time period.

Although the daily settlement price of ICE-Europe Brent crude oil futures contracts (and, in turn, the closing level of the Index) is determined as of 7:30 p.m., London time, on each Index Business Day, this value may differ from the most recently published trading price of ICE-Europe Brent crude oil futures contracts (and, in turn, the intraday Index level) at 7:30 p.m., London time, because the daily settlement price is determined according to the procedure described in “The Index” in this pricing supplement. Accordingly, the Closing Indicative Value that is published after 3:30 p.m., New York City time, based on the closing level of the Index may differ from the Intraday Indicative Value published based on the intraday level of the Index at 7:30 p.m., London time, or from any subsequent Intraday Indicative Value published on that day.

For more information please refer to “Key Terms—Intraday Indicative Value.”

Payment upon Early Redemption

Subject to your compliance with the conditions and procedures described below, you may submit a request (the “Redemption Notice”) to us on any Business Day through and including September 1, 2037 to have us redeem your ETNs. Notwithstanding the foregoing, we will not accept a Redemption Notice submitted to us on any day after the Business Day immediately preceding the start of the Acceleration Valuation Period.

If you elect to offer the ETNs for redemption, and the requirements for acceptance by us are met, you will receive a cash payment per ETN on the Early Redemption Date equal to the Early Redemption Amount. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

You may exercise your early redemption right by causing your broker or other person with whom you hold the ETNs to deliver a Redemption Notice to the “Redemption Agent” (as defined herein). If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the first immediately following Index Business Day on which a Market Disruption Event has not occurred nor is continuing for the applicable ETN will be the applicable “Early Redemption Valuation Date” for such ETN. Otherwise, the second following Index Business Day on which a Market Disruption Event has not occurred nor is continuing will be the applicable Early Redemption Valuation Date. Notwithstanding the foregoing, if a Market Disruption Event occurs on or is continuing for five consecutive Index Business Days following such first or second Index Business Day, as applicable, on which a Market Disruption Event occurs or is continuing, the fifth such Index Business Day shall be deemed to be the Early Redemption Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such fifth Index Business Day, and the Indicative Value Calculation Agent will determine the applicable Closing Indicative Value using an appropriate closing level of the Index on that Index Business Day taking into account the nature and duration of such Market Disruption Event. We will not accept a Redemption Notice submitted to us on any day after the Business Day immediately preceding the start of the Acceleration Valuation Period. See “Description of the ETNs—Redemption Procedures” in this pricing supplement.

Because the Early Redemption Amount you will receive for each ETN will not be calculated until the Index Business Day (or the second following Index Business Day) on which a Market Disruption Event has not occurred nor is continuing immediately following the Business Day you offer your ETNs for redemption, you will not know the applicable Early Redemption Amount at the time you exercise your early redemption right by submitting your Redemption Notice, and will bear the risk that your ETNs will decline in value between such time and the time at which the Early Redemption Amount is determined.

In order to exercise your right to cause us to redeem any ETNs on any Early Redemption Date, you must offer for redemption 25,000 such ETNs, or integral multiples in excess thereof at one time (the “Minimum Redemption Amount”), except that we or Credit Suisse International (“CSI”), the Calculation Agent, may, from time to time reduce, in part or in whole, the Minimum Redemption Amount. Any such reduction will be applied on a consistent basis for all holders of the relevant ETN at the time the reduction becomes effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will remain the same.

The “Early Redemption Date” is the second Business Day following an Early Redemption Valuation Date.

The “Early Redemption Amount” is a cash payment per ETN equal to the greater of (A) zero and (B)(1) the Closing Indicative Value for such ETN on the Early Redemption Valuation Date, minus (2) the Early Redemption Charge.

The “Early Redemption Charge” for any ETN will equal 0.10% times the Closing Indicative Value for such ETN on the Early Redemption Valuation Date.

The “Redemption Agent” is CSSU.

Redemption Procedures

If you wish to offer the ETNs to Credit Suisse for redemption, your broker must follow the following procedures:

•	Deliver a notice of redemption, in substantially the form of Annex A (the “Redemption Notice”), to CSSU (the “Redemption Agent”) via email or other electronic delivery as requested by the Redemption Agent. If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the first immediately following Index Business Day on which a Market Disruption Event has not occurred nor is continuing for the applicable ETN will be the applicable “Early Redemption Valuation Date” for such ETN. Otherwise, the second following Index Business Day on which a Market Disruption Event has not occurred nor is continuing will be the applicable Early Redemption Valuation Date. Notwithstanding the foregoing, if a Market Disruption Event occurs on or is continuing for five consecutive Index Business Days following such first or second Index Business Day, as applicable, on which a Market Disruption Event occurs or is continuing, the fifth such Index Business Day shall be deemed to be the Early Redemption Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such fifth Index Business Day, and the Indicative Value Calculation Agent will determine the applicable Closing Indicative Value using an appropriate closing level of the Index on that Index Business Day taking into account the nature and duration of such Market Disruption Event. We will not accept a Redemption Notice submitted to us on any day after the Business Day immediately preceding the start of the Acceleration Valuation Period. If the Redemption Agent receives your Redemption Notice no later than 4:00 p.m., New York City time, on any Business Day, the Redemption Agent will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date. The Redemption Agent or its affiliate must acknowledge to your broker acceptance of the Redemption Notice in order for your redemption request to be effective;

•	Cause your DTC custodian to book a delivery vs. payment trade with respect to the ETNs on the applicable Early Redemption Valuation Date at a price equal to the applicable Early Redemption Amount, facing us; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the second Business Day following the Early Redemption Valuation Date).

You are responsible for (i) instructing or otherwise causing your broker to provide the Redemption Notice and (ii) your broker satisfying the additional requirements as set forth in the second and third bullet above in order for the redemption to be effected. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If the Redemption Agent does not (i) receive the Redemption Notice from your broker by 4:00 p.m., New York City time, and (ii) deliver an acknowledgment of such Redemption Notice to your broker accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date, such notice will not be effective for such Business Day and the Redemption Agent will treat such Redemption Notice as if it was received on the next Business Day. Any redemption instructions for which the Redemption Agent receives a valid confirmation in accordance with the procedures described above will be irrevocable.

If the Redemption Agent ceases to perform its role described in this pricing supplement, we will either, at our sole discretion, perform such role or appoint another party to do so.

Because the Early Redemption Amount you will receive for each ETN will not be calculated until the Index Business Day (or the second following Index Business Day) on which a Market Disruption Event has not occurred nor is continuing immediately following the Business Day you offer your ETNs for redemption, you will not know the applicable Early Redemption Amount at the time you exercise your early redemption right and will bear the risk that your ETNs will decline in value between the time of your exercise and the time at which the Early Redemption Amount is determined.

Acceleration at Our Option

We will have the right to accelerate any ETN in whole but not in part on any Business Day occurring on or after the Initial Settlement Date (an “Optional Acceleration”). For more information, please refer to “Key Terms—Acceleration at Our Option.”

Any payment is subject to our ability to pay our obligations as they become due.

Split or Reverse Split of the ETNs

The Calculation Agent may initiate a split or reverse split of the ETNs on any trading day. If the Calculation Agent decides to initiate a split or reverse split, the Calculation Agent will issue a notice to holders of the ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split. The Calculation Agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of the ETNs accordingly. Any adjustment of the Closing Indicative Value will be rounded to four decimal places. The Calculation Agent will, in its reasonable discretion, make any calculations, determinations and adjustments deemed necessary by the Calculation Agent in connection with splits and reverse splits.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by the Calculation Agent in its sole discretion. For example, if the ETNs undergo a 1-for-4 reverse split, holders who own a number of ETNs on the record date that is not evenly divisible by four will receive the same treatment as all other holders for the maximum number of ETNs they hold that is evenly divisible by four, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by the Calculation Agent in its sole discretion. Our current intention is to provide holders with a cash payment for their partials in an amount equal to the appropriate percentage of the Closing Indicative Value for the ETNs on a specified trading day following the announcement date.

A split or reverse split of the ETNs will not affect the aggregated stated principal amount of ETNs held by an investor, other than to the extent of any “partial” ETNs, but it will affect the number of ETNs an investor holds and the stated principal amount per ETN of such ETNs held.

Market Disruption Events

A “Market Disruption Event” means, with respect to any ETN, any event that, in the determination of CSI, as the Calculation Agent, could materially interfere with our, our affiliates, third parties with whom we transact, or similarly situated third party’s ability to establish, maintain or unwind all or a material portion of a hedge that could be effected with respect to such ETN, including, but not limited to:

•	a termination or suspension of, or a material limitation or disruption in trading in, any futures contract included in, or option contract related to, the Index, or any such futures contract included in, or option contract related to, any component of the Index (or the Successor Index or Substitute Index, as defined below) (an “index component”) that prevents the relevant exchange on which such index component is traded from establishing an official settlement price for such index component as of the regularly scheduled time;

•	the settlement price for any index component being a “limit price,” which means that the settlement price for such index component for a day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable exchange rules;

•	failure by the applicable exchange or other price source to announce or publish the settlement price for any futures contract included in, or option contract related to, the Index, or any such futures contract included in, or option contract related to, any component of the Index;

•	failure of the sponsor of the Index (or the Successor Index or Substitute Index, as defined below) to publish the level of the Index (or the Successor Index or Substitute Index), subject to certain adjustments described below under “—Discontinuation or Modification of an Index” in this pricing supplement;

•	the occurrence since the Inception Date of a material change in the content, composition, or constitution of the Index; and

•	the occurrence since the Inception Date of a material change in the formula for or the method of calculating the value of the Index.

Because we expect that a significant portion of this hedging activity will be carried out at or around the close of trading on the Primary Exchange and Related Exchanges, we expect that events that do not occur or continue at or around the close of trading on such exchanges will likely not be determined to be Market Disruption Events.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) for the overall market for futures or options contracts relating to (i) the Index or (ii) the underlying futures contracts.

With respect to each ETN, if a Market Disruption Event occurs or is continuing on any Index Business Day for such ETN, the Calculation Agent will determine the Daily Index Performance on such Index Business Day using an appropriate closing level of the Index for such Index Business Day taking into account the nature and duration of such Market Disruption Event.

If the determination of the Closing Indicative Value for the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, is postponed, the Maturity Date, the corresponding Early Redemption Date or the Acceleration Date, as the case may be, will be postponed until the date three Business Days following the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, as postponed.

In addition, if a Market Disruption Event with respect to any ETN occurs, the calculation of the Daily Index Performance will be modified so that the leveraged exposure does not reset until the first Index Business Day for such ETN on which no Market Disruption Event is continuing. If a Market Disruption Event occurs or is continuing with respect to any ETN on any Index Business Day for such ETN (the “date of determination”) or if a Market Disruption Event occurred or was continuing with respect to any ETN on the Index Business Day for such ETN immediately preceding the date of determination, then the Daily Index Performance on the date of determination will equal (1)(a) the closing level of the Index on the date of determination, minus (b) the closing level of the Index on the Index Business Day for such ETN immediately preceding the date of determination, divided by (2)(a) the closing level of the Index on the Index Business Day for such ETN on which no Market Disruption Event occurred or was continuing that most closely precedes the date of determination, plus (b)(i) the

Leverage Amount, times (ii)(A) the closing level of the Index on the Index Business Day for such ETN immediately preceding the date of determination, minus (B) the closing level of the Index on the Index Business Day for such ETN on which no Market Disruption Event occurred or was continuing that most closely precedes the date of determination.

Default Amount on Acceleration

For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the accompanying prospectus) with respect to the ETNs shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs will be determined by the Indicative Value Calculation Agent and will equal, for each ETN that you then hold, the Closing Indicative Value determined by the Indicative Value Calculation Agent occurring on the Index Business Day following the date on which the ETNs were declared due and payable.

Further Issuances

We and CSSU are under no obligation to issue or sell additional ETNs at any time, and if we and CSSU do issue and sell additional ETNs, we or CSSU may limit or restrict such sales, including by adding conditions on such additional issuances and sales at our sole discretion, and we may stop and subsequently resume selling additional ETNs at any time. Furthermore, the number of each ETN stated at the top left of the cover page of this pricing supplement is the maximum number of each ETN that we have currently authorized for issuance. We have no obligation to issue either ETN up to its maximum authorized number and may also reduce the maximum authorized number of each ETN at any time. Additionally, although we have the right to increase the authorized number of either ETN at any time, we have no obligation to do so, regardless of market demand for additional ETNs.

Any limitation or suspension on the issuance or sale of the ETNs by us or CSSU may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their Intraday Indicative Values. Any such premium may be reduced or eliminated at any time. Investors are cautioned that paying a premium over the Intraday Indicative Value at any time could lead to significant losses in the event the investor sells the ETNs in the secondary market at a time when such premium has declined or is no longer present in such market. Paying a premium over the Intraday Indicative Value could also lead to significant losses if the ETNs are redeemed by us at maturity or upon an early redemption or an acceleration at our option. In such cases, you will receive a cash payment based on the Closing Indicative Value on the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable, less the Early Redemption Charge, if applicable. Investors should consult their advisors before purchasing the ETNs, especially before purchasing ETNs in the secondary market that are trading at a premium to their Intraday Indicative Value.

Any limitation or suspension on the issuance of the ETNs and any delisting of the ETNs will not affect the early redemption right of holders as described herein or other ETNs issued by us. However, an investor will not be able to exercise that right unless the investor complies with the conditions and procedures described in “Description of the ETNs—Payment upon Early Redemption.”

Discontinuation or Modification of an Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agent determines is comparable to that Index, then the Calculation Agent will permanently replace the original Index with that substitute index (the “Successor Index”) for all purposes under the ETNs, and all provisions described in this pricing supplement as applying to the Index will thereafter apply to the Successor Index instead. If the Calculation Agent replaces the original Index for any ETN with a Successor Index, then the Indicative Value Calculation Agent will determine the Early Redemption Amount, the Acceleration Redemption Amount or the Maturity Redemption Amount, as applicable, for such ETN by reference to the Successor Index.

If the Calculation Agent determines that the publication of the Index is discontinued and there is no Successor Index, the Calculation Agent will determine the applicable level of the Index by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Calculation Agent determines that the Index, the futures contracts included in the Index or the method of calculating the Index is changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the futures contracts included in the Index or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the methodology described herein, then the Calculation Agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as its believes are appropriate to ensure that the applicable closing level of the Index used to determine the Early Redemption Amount, the Acceleration Redemption Amount or the Maturity Redemption Amount, as applicable, is equitable.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent and Indicative Value Calculation Agent

Credit Suisse International (“CSI”), an affiliate of ours, will serve as the Calculation Agent. ICE Data Indices will serve as the Indicative Value Calculation Agent. We have appointed the Indicative Value Calculation Agent to calculate the Closing Indicative Value and the Intraday Indicative Value of the ETNs. The Calculation Agent will, in its reasonable discretion, make other calculations and determinations regarding the value of the ETNs, including calculations and determinations relating to Market Disruption Events (see “—Market Disruption Events”), Business Days and Index Business Days, the closing level of the Index on any Index Business Day, the Maturity Date, any Early Redemption Dates, the Acceleration Date, splits and reverse splits and any other calculations or determinations to be made by the Calculation Agent as specified herein. Absent manifest error, all determinations of the Calculation Agent or the Indicative Value Calculation Agent, as applicable, will be final and binding on you and us, without any liability on the part of the Calculation Agent or the Indicative Value Calculation Agent, as applicable. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent or the Indicative Value Calculation Agent, as applicable.

Although CSI obtains information for inclusion in or for use in calculations related to the ETNs from sources that CSI considers reliable, neither CSI nor any other party guarantees the accuracy and/or the completeness of the Index or any data included therein nor any calculations made with respect to the ETNs. Neither CSI nor any other party makes any warranty, express or implied, as to the data included therein or any calculations made with respect to the ETNs. Neither CSI nor any other party makes any express or implied warranties, and CSI hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included therein or any calculations made with respect to the ETNs. Without limiting any of the foregoing, in no event shall CSI or any other party have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.

If the Calculation Agent or the Indicative Value Calculation Agent, as applicable, ceases to perform its role described in this pricing supplement, we will either, at our sole discretion, perform such role, appoint another party to do so or accelerate the relevant ETNs.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the ETNs.

One or more of our affiliates before and following the issuance of the ETNs may acquire or dispose of the futures contracts included in the Index, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the Index to hedge our obligations under the ETNs. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the level of the Index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the Index, there can be no assurance that the level of the Index will not be affected.

From time to time after issuance and prior to the maturity of any ETN, depending on market conditions (including the level of the Index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options, futures contracts, swaps, or other derivative or synthetic instruments relating to the Index or the futures contracts included in the Index or other instruments linked to the Index or the futures contracts included in the Index. We or our affiliates will maintain, adjust or unwind our hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, including on or before the Final Valuation Date, the Acceleration Valuation Date or any Early Redemption Valuation Date, as applicable. We, our affiliates, or third parties with whom we transact, may also enter into, maintain, adjust and unwind hedging transactions relating to other securities whose returns are linked to the Index or the futures contracts included in the Index. Any of these hedging activities could affect the value of the futures contracts included in the Index and/or the Index, and accordingly the value of the ETNs and the amount we will pay on the ETNs on the relevant Early Redemption Date, the Acceleration Date or the Maturity Date. Moreover, this hedging activity may result in our or our affiliates’ or third parties’ receipt of a profit, even if the market value of the ETNs declines. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the Index, we or one or more of our affiliates may liquidate a portion of those holdings on or before the Final Valuation Date. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the Index and, as a consequence, the market value of the ETNs and the amount payable at maturity, upon redemption or upon acceleration. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications contained herein, the following discussion summarizes the material U.S. federal income tax consequences of owning and disposing of the ETNs that may be relevant to holders of the ETNs that acquire their ETNs from us as part of the original issuance of the ETNs. This discussion applies only to holders that hold their ETNs as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	a U.S. expatriate,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the ETNs as a hedge or as part of a straddle with another position (including another position in the ETNs), constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the ETNs, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the ETNs, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the ETNs

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the ETNs’ terms. In the opinion of Milbank, Tweed, Hadley & McCloy LLP, acting as special tax counsel, for U.S. federal income tax purposes, the ETNs should be treated as a prepaid financial contract with respect to the Index. Thus, we intend to so treat the ETNs. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the ETNs, you, agree to treat your ETNs for all United States federal income tax purposes in accordance with such characterization.

You should be aware that the characterization of the ETNs as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your ETNs in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the ETNs constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations. If the ETNs were to be treated as contingent payment debt instruments, under the Treasury regulations you would be required to include in income on an economic accrual basis over the term of the ETNs an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument that has terms and conditions similar to your ETNs. The characterization of the ETNs as contingent payment debt instruments would likely be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the ETNs as contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your ETNs as regulated futures contracts or options that may be subject to the provisions of Code section 1256. In such case, the ETNs would be marked to market at the end of each taxable year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the ETNs for U.S. federal income tax or other tax purposes. In light of the fact that we agree to treat the ETNs as a prepaid financial contract, the balance of this discussion assumes that the ETNs will be so treated.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your ETNs for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of the ETNs that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds the ETNs, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding the ETNs (or a partner in such a partnership), you should consult your tax advisor regarding the tax consequences to you from the purchase, ownership and disposition of the ETNs.

In accordance with the agreed-upon tax treatment described above, upon a sale or other taxable disposition, including the redemption, of an ETN, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (generally the amount of cash received) and the U.S. Holder’s tax basis in the ETN (generally its cost). Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the ETN for more than one year. The deductibility of capital losses is subject to certain limitations.

However, even if the agreed-upon tax characterization of the ETNs (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, “Rebalancing”) of the Index or our extension of the maturity of the ETNs is considered a taxable event to you. If the IRS were to prevail in treating each Rebalancing of the Index or extension of maturity as a taxable event, you would recognize capital gain or, possibly, loss on the ETNs on the date of each Rebalancing to the extent of the difference between the fair market value of the ETNs and your adjusted basis in the ETNs at that time. Such gain or loss generally would be short-term capital gain or loss and recognition of losses may be deferred as a result of the application of the “wash sale” rules of Section 1091 of the Code.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the ETNs) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the ETNs and any gain on sale or other taxable disposition of the ETNs will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the ETNs.

Non-U.S. Holders Generally

If you are a holder of the ETNs and are not a U.S. Holder (a “Non-U.S. Holder”), payments made to you with respect to the ETNs will not be subject to U.S. withholding tax, provided that you comply with applicable certification requirements. Any gain realized upon the sale or other disposition of the ETNs by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with such Non-U.S. Holder’s U.S. trade or business or (ii) if the Non-U.S. Holder is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (i) above may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified in an applicable income tax treaty. Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the ETNs should refer to the discussion above relating to U.S. Holders.

If you are a foreign financial institution or foreign entity, if you hold your ETNs through a foreign financial institution or foreign entity, or you fail to comply with information reporting and certification requirements necessary for an applicable withholding agent to determine your status for purposes of the provisions of the Hiring Incentives to Restore Employment Act (the “Act”) commonly referred to as “FATCA,” a portion of any of the payments made to you that are withholdable payments (as defined under FATCA and applicable Treasury Regulations) may be subject to 30% withholding. We are not required to pay any additional amounts if withholding is required under the Act or otherwise.

Unrelated Business Taxable Income

A U.S. Holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the ETNs constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, income or gain from the ETNs should not constitute UBTI to a U.S. Holder that is a tax-exempt organization unless such U.S. Holder has incurred “debt-financing” in respect of its acquisition or ownership of the ETNs.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The ETNs may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the ETNs at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the ETNs at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and Treasury Department announced that they were considering whether holders of instruments such as the ETNs should be required to accrue income during the term of the ETNs, and solicited comments from taxpayers regarding other tax aspects of holding instruments like the ETNs. Additionally, members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the ETNs). These or other potential changes in law, regulations or other guidance could adversely affect the tax treatment of the ETNs and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law, regulation or guidance could affect you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and recently finalized regulations generally require individual U.S. Holders (“specified individuals”) with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.

The Act further requires that, to the extent provided in regulations, the filing requirements described above shall also apply to certain domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets (“specified domestic entities”). Pursuant to final regulations, subject to certain exceptions, a domestic corporation or domestic partnership is a specified domestic entity for any taxable year if it is closely held (within the meaning of the regulations) by a specified individual and at least 50 percent of the corporation’s or partnership’s gross income for the taxable year is passive income or at least 50 percent of the assets held by the corporation or partnership for the taxable year are assets that produce or are held for the production of passive income. Subject to certain exceptions, a domestic trust is a specified domestic entity if the trust has one or more specified persons (within the meaning of the regulations) as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or you are a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. Additionally, in the event a U.S. Holder (either a specified individual or a specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the ETNs (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. A holder of the ETNs (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the ETNs may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The ETNs may be issued and sold from time to time at a price that is higher or lower than the stated principal amount per ETN, based on the Indicative Value of such ETNs at that time, through CSSU, acting as principal or as our agent, to investors and to dealers acting as principals for resale to investors. We may also sell the ETNs to CSSU for sale directly to investors or for the purpose of lending the ETNs to broker-dealers and other market participants who may have made short sales of such ETNs and who may cover such short positions by borrowing or purchasing the ETNs from us or our affiliates. We may issue and sell additional ETNs solely to authorized market makers, other market participants or investors and we may condition our acceptance of an offer to purchase any ETNs on such market maker’s, market participant’s or investor’s agreement to purchase certain exchange traded notes issued by Credit Suisse or enter into certain transactions consistent with our hedging strategy. If these activities are commenced, they may be discontinued at any time.

We expect to receive proceeds equal to 100% of the offering price of the ETNs sold after the Inception Date, less any commissions paid to CSSU or any other agents. For any ETNs we issue on or after the date hereof, CSSU is expected to charge an issuance fee of up to approximately 0.15% times the Closing Indicative Value of such ETNs on the date on which we price such ETNs; provided, however, that CSSU may from time to time increase or decrease the issuance fee.

In addition, we may from time to time purchase outstanding ETNs in the open market or in other transactions, and we may use this pricing supplement together with the accompanying prospectus supplement and prospectus in connection with resales of some or all of the purchased ETNs in the secondary market. Broker-dealers, including our affiliates, may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This pricing supplement (including the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this pricing supplement (including the accompanying prospectus supplement and prospectus) that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this pricing supplement (including the accompanying prospectus supplement and prospectus) in short sale transactions.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with the ETNs borrowed from one of our affiliates, may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of any ETNs by market participants who cover their short positions with such ETNs borrowed or acquired from us or our affiliates in the manner described above.

We may deliver the ETNs against payment therefore on a date that is greater than two Business Days following the date of sale of any ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, if the relevant settlement date is more than two Business Days after the relevant trade date, purchasers who wish to transact in the ETNs more than two Business Days prior to the relevant settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.

No action has been or will be taken by us or our affiliates or any underwriter, dealer or agent that would permit a public offering of the ETNs or possession or distribution of this pricing supplement, the prospectus or any free writing prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the ETNs, or distribution of the prospectus or any other offering material relating to the ETNs, may be made in or from any jurisdiction outside the United States, except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on us or our affiliates, or any underwriter, dealer or agent. You should refer to the section “Plan of Distribution (Conflicts of Interest)—Selling Restrictions” in the accompanying prospectus supplement.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (within the meaning of U.S. Department of Labor Regulation Section 2510.3–101, as modified by Section 3(42) of ERISA) by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In considering an investment in the ETNs of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs.

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including CSSU and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in the ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96–23), (B) the insurance company general account exemption (PTCE 95–60), (C) the bank collective investment fund exemption (PTCE 91–38), (D) the insurance company pooled separate account exemption (PTCE 90–1) and (E) the qualified professional asset manager exemption (PTCE 84–14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration (within the meaning of Section 408(b)(17) of ERISA or Section 4975(f)(10) of the Code) in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of the ETNs, and each fiduciary who causes any entity to purchase or hold the ETNs, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the ETNs on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

In addition, any purchaser, that is a Plan or that is acquiring the ETNs on behalf of a Plan, including any fiduciary purchasing on behalf of a Plan, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ETNs that (a) none of Credit Suisse, the calculation agent or any of their respective affiliates (each, a “Seller”) is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under Similar Law) with respect to the acquisition, holding or disposition of the ETNs, or as a result of any exercise by us or our affiliates of any rights in connection with the ETNs, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the ETNs and the transactions contemplated with respect to the ETNs, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the ETNs is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such ETNs and not a fiduciary to such purchaser. Purchasers of the ETNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of the ETNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

LEGAL MATTERS

Davis Polk & Wardwell LLP has acted as special counsel to the agent. Milbank, Tweed, Hadley & McCloy LLP has acted as special tax counsel to the issuer.

ANNEX A

FORM OF OFFER FOR REDEMPTION

Email: list.etndesk@credit-suisse.com

The undersigned holder of AxelaTraderTM Exchange Traded Notes due September 14, 2037 issued by Credit Suisse AG (“Credit Suisse”) CUSIP No. (the “AxelaTraderTM ETNs”) hereby irrevocably offers to Credit Suisse for redemption the AxelaTraderTM ETNs in the amounts and on the date set forth below as described in the pricing supplement relating to the AxelaTraderTM ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Name:

DTC Account Number:

Ticker:

Number of AxelaTraderTM ETNs offered for redemption:

Desired Early Redemption Valuation Date:

In addition to any other requirements specified in the Pricing Supplement being satisfied, the undersigned acknowledges that the AxelaTraderTM ETNs specified above will not be redeemed unless (i) this offer for redemption is delivered to Credit Suisse Securities (USA) LLC (the “Redemption Agent”) on a Business Day, (ii) the Redemption Agent has responded by sending an acknowledgment of the Redemption Notice accepting the redemption request, (iii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable Early Redemption Valuation Date facing Credit Suisse AG, DTC #355, and (iv) the DTC Participant instructs DTC to deliver the DVP trade for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Early Redemption Date (the second Business Day following the Early Redemption Valuation Date, subject to postponement if such Early Redemption Valuation Date is not an Index Business Day or if a Market Disruption Event occurs or is continuing on such date).

The undersigned acknowledges that the redemption obligation is solely an obligation of Credit Suisse and the Redemption Agent is acting only to facilitate the redemption for Credit Suisse.

A-1

Credit Suisse AG,

Acting through its Nassau Branch

Exchange Traded Notes

due September 14, 2037

September 14, 2017

Credit Suisse